As filed with the Securities and Exchange Commission on April 6, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LORUS THERAPEUTICS INC.
(Exact name of Registrant as specified in its charter)

Canada	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Meridian Road, Toronto, Ontario, Canada  M9W 4Z7; telephone (416) 798-1200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

DL Services Inc., 701 Fifth Avenue, Suite 6100, Seattle, Washington  98104; telephone (206) 903-5448

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Elizabeth Williams Lorus Therapeutics Inc. 2 Meridian Road Toronto, Ontario Canada M9W 4Z7 (416) 798-1200	Daniel M. Miller Dorsey & Whitney LLP Suite 1605, Pacific Centre 777 Dunsmuir Street Vancouver, British Columbia Canada V7Y 1K4 (604) 687-5151	Vanessa Grant McCarthy Tétrault LLP Suite 5300, TD Bank Tower Toronto Dominion Centre Toronto, Ontario M5K 1E6 (416) 601-7525

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration agreement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares (1)	-	-	-	-
Warrants (1)	-	-	-	-
Units	-	-	US$17,500,000(3)	US$1,248
Common Shares Underlying Placement Agent Warrants(2)	-	-	US$1,050,000(3)	US$75
Total	-	-	US$18,550,000(3)	US$1,323

(1)
Common shares and warrants will be issued as units, with each unit consisting of one common share of the Registrant and one half of one common share purchase warrant of the Registrant. Each whole common share purchase warrant of the Registrant will entitle the holder to purchase an additional common share of the Registrant in accordance with the terms and conditions of the common share purchase warrants. The common shares issuable upon exercise of the warrants are also being registered hereunder.

(2)
Represents common shares that may be issued upon exercise of placement agent warrants to purchase common shares equal to 6% of the number of units sold in the offering to be issued to the placement agent.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933.

(4)
Pursuant to Rule 416(a) under the Securities Act of 1933, there is also being registered such indeterminate number of additional common shares as may be issued from time to time with respect to shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2010

LORUS THERAPEUTICS INC.
Units

We are offering          units, with each unit consisting of one common share and one half of one common share purchase warrant. The units will be offered at a price of US$          per unit. Each whole warrant will entitle the holder to purchase one common share at any time beginning on the closing date of the offering until 5:00 p.m. (Eastern time) on the date that is five years following the closing date of the offering. The initial exercise price per common share is US$          , representing 125% of the unit offering price. Effective           , 2011, the first anniversary of the closing date of the offering, the exercise price will be US$          , representing 130% of the unit offering price. Effective           , 2012, the second anniversary of the closing date of the offering, the exercise price will be US$          , representing 135% of the unit offering price. Effective           , 2013, the third anniversary of the closing date of the offering, the exercise price will be US$          , representing 140% of the unit offering price. Effective           , 2014, the fourth anniversary of the closing date of the offering, the exercise price will be US$          , representing 145% of the unit offering price. If at any time following           , 2011, the first anniversary of the closing date of the offering, the closing price of our common shares on the principal market upon which our common shares are listed or traded has equaled or exceeded US$          , representing 225% of offering price, for five consecutive trading days, we may, within five business days of the fifth consecutive trading day, call the warrants for cancellation by giving not less than 30 days notice to the holders. The warrants will continue to be exercisable following the notice of cancellation until the date of cancellation. The units will not trade separately, they will not be listed on any exchange or quoted on any market and no certificates will be issued evidencing the units. Certificates representing the common shares and the warrants comprising the units will be issued in registered form on the closing date of the offering. We intend to apply to list the common shares included in the units on the Toronto Stock Exchange. Listing will be subject to fulfilling all of the requirements of the Toronto Stock Exchange. We are also registering the common shares issuable upon exercise of the warrants.

Investing in our securities involves risks. You should consider carefully the risk factors described and referred to under the heading “Risk Factors”, beginning on page 5 of this prospectus, before investing in our securities.

Global Hunter Securities has agreed to act as our placement agent in connection with this offering. We have agreed to pay to the placement agent the placement agent fee set forth in the table below, representing 8% of the gross proceeds of the offering, and to issue to the placement agent warrants to purchase common shares equal to 6% of the number of units sold in the offering, exercisable at any time beginning on the date that is 12 months after the closing date of the offering until 5:00 p.m. (Eastern time) on the date that is 5 years after the closing date of the offering at graduated exercise prices in each of the five years equivalent to those of the warrants offered and sold in the offering. We are also registering the common shares issuable upon exercise of the placement agent warrants.

Our common shares are traded on the Toronto Stock Exchange under the symbol “LOR”. On April 5, 2010, the closing price of our common shares on the Toronto Stock Exchange was $0.07.

Our head and registered offices are located at 2 Meridian Road, Toronto, Ontario, Canada, M9W 4Z7. Our telephone number at that address is (416) 798-1200.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price	US$	US$
Placement Agent Fee	US$	US$
Proceeds to Lorus (before expenses)	US$	US$

We expect to deliver the units to purchasers on or about                                                                                           , 2010.

Global Hunter Securities LLC

The date of this prospectus is                                                           , 2010

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
FORWARD-LOOKING STATEMENTS	iv
SUMMARY	1
RISK FACTORS	5
USE OF PROCEEDS	14
SELECTED CONSOLIDATED FINANCIAL INFORMATION	14
CAPITALIZATION AND INDEBTEDNESS	16
DILUTION	16
SHARE OWNERSHIP	18
MAJOR SHAREHOLDERS	19
RELATED PARTY TRANSACTIONS	19
PRICE RANGE OF COMMON STOCK AND TRADING MARKETS	20
PLAN OF DISTRIBUTION	20
DESCRIPTION OF SHARE CAPITAL	22
DESCRIPTION OF WARRANTS	24
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	26
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	36
MATERIAL CONTRACTS	38
DIVIDEND POLICY	39
EXPERTS	39
LEGAL MATTERS	39
EXPENSES RELATING TO THIS OFFERING	39
ADDITIONAL INFORMATION	39
DOCUMENTS INCORPORATED BY REFERENCE	40
ENFORCEMENT OF CIVIL LIABILITIES	41

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission. You should read this prospectus together with additional information described under the heading “Documents Incorporated by Reference”.

As used in this prospectus, references to “Lorus”, “we”, “our”, “ours”, “us” and similar expressions refer to Lorus Therapeutics Inc. and its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise. Furthermore, all of those references, unless otherwise stated, are references to “Old Lorus” (as that term is used in the section of this prospectus entitled “Lorus Therapeutics Inc. - Corporate History”) prior to the effective date of the arrangement transaction described in that section of this prospectus, and to “New Lorus” after the effective date of the arrangement.

In addition, references to our “financial statements” are to our consolidated financial statements except as the context otherwise requires.

You should rely only on the information provided in this prospectus and the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these units in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

We use the Canadian dollar as our reporting currency. Our consolidated financial statements are presented in Canadian dollars and are prepared in accordance with Canadian generally accepted accounting principles, which differ in certain significant respects from accounting principles generally accepted in the United States. The significant differences between Canadian generally accepted accounting principles and United States generally accepted accounting principles as they relate to our business, including a reconciliation of our audited annual consolidated financial statements for the fiscal years ended May 31, 2009, 2008 and 2007 from Canadian generally accepted accounting principles to United States generally accepted accounting principles, are described in the section entitled “Supplementary Information:  Reconciliation of Canadian and United States Generally Accepted Accounting Principles” in our Annual Report on Form 20-F for the fiscal year ended May 31, 2009, which is incorporated by reference into this prospectus.

In addition, a reconciliation to United States generally accepted accounting principles of our unaudited consolidated interim financial statements for the three and six months ended November 30, 2009 and 2008 is included in Exhibit 99.1 entitled “Supplementary Information:  Reconciliation of Canadian and United States Generally Accepted Accounting Principles” to our Report of Foreign Issuer on Form 6-K furnished on March 30, 2010, which is incorporated by reference into this prospectus.

EXCHANGE RATE INFORMATION

In this prospectus, unless otherwise specified, all dollar amounts are expressed in Canadian dollars.  References in this prospectus to “US$” are to United States dollars. The following table sets forth: (i) the rates of exchange for Canadian dollars, expressed in United States dollars, in effect at the end of the periods indicated; (ii) the average exchange rates in effect during such periods; (iii) the high rate of exchange in effect during such periods; and (iv) the low rate of exchange in effect during such periods, in each case, based on the noon rates of exchange for conversion of one Canadian dollar to United States dollars as reported by the Bank of Canada.

	Years Ended May 31,			Six Months Ended
	2007	2008	2009	November 30, 2009
Low	0.8437	0.9298	0.7692	0.8580
High	0.9347	1.0905	1.0058	0.9716
Average	0.8800	0.9860	0.8649	0.9177
End	0.9347	1.0058	0.9123	0.9457

On April 5, 2010, the inverse of the noon exchange rate quoted by the Bank of Canada for Canadian dollars as expressed in United States dollars was $1.00 = US$0.9975.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements and information.  These statements and information include, but are not limited to, statements and information relating to:

•	our ability to obtain the substantial capital required to fund research and operations;
•	our plans to obtain partners to assist in the further development of our product candidates;
•
our expectations with respect to existing and future corporate alliances and licensing transactions with third parties, and the receipt and timing of any payments to be made by us or to us in respect of such arrangements;

•	our expectations regarding future financings;
•	our plans to conduct clinical trials;
•	our expectations regarding the progress and the successful and timely completion of the various stages of our drug discovery, pre-clinical and clinical studies and the regulatory approval process;
•	our plans, objectives, expectations and intentions; and
•	other statements including words such as “anticipate”, “contemplate”, “continue”, “believe”, “plan”, “estimate”, “expect”, “intend”, “will”, “should”, “may”, and other similar expressions.

The forward-looking statements reflect our current views with respect to future events, are subject to risks and uncertainties, and are based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others:

•	our ability to continue to operate as a going concern;
•	our ability to obtain the substantial capital required to fund research and operations;
•	our lack of product revenues and history of operating losses;
•
our early stage of development, particularly the inherent risks and uncertainties associated with (i) developing new drug candidates generally, (ii) demonstrating the safety and efficacy of these drug candidates in clinical studies in humans, and (iii) obtaining regulatory approval to commercialize these drug candidates;

•	the progress of our clinical trials;
•	our liability associated with the indemnification of Old Lorus and its directors, officers and employees in respect of the Arrangement;
•	our ability to find and enter into agreements with potential partners;
•	our drug candidates require time-consuming and costly preclinical and clinical testing and regulatory approvals before commercialization;
•
clinical studies and regulatory approvals of our drug candidates are subject to delays, and may not be completed or granted on expected timetables, if at all, and such delays may increase our costs and could delay our ability to generate revenue;

•	the regulatory approval process;
•	our ability to attract and retain key personnel;
•	our ability to obtain patent protection and protect our intellectual property rights;
•	our ability to protect our intellectual property rights and to not infringe on the intellectual property rights of others;
•	our ability to comply with applicable governmental regulations and standards;
•	development or commercialization of similar products by our competitors, many of which are more established and have or have access to greater financial resources than us;
•	commercialization limitations imposed by intellectual property rights owned or controlled by third parties;
•	our business is subject to potential product liability and other claims;
•	our ability to maintain adequate insurance at acceptable costs;
•	further equity financing may substantially dilute the interests of our shareholders;

•	changing market conditions; and
•
other risks detailed from time-to-time in our on-going quarterly filings, annual information forms, annual reports and annual filings with Canadian securities regulators and the SEC, and those which are discussed under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the fiscal year ended May 31, 2009, which is incorporated by reference into this prospectus.

Should one or more of these risks or uncertainties materialize, or should the assumptions described in the sections entitled “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the fiscal year ended May 31, 2009 underlying those forward-looking statements prove incorrect, actual results may vary materially from those described in the forward-looking statements.  These forward-looking statements are made as of the date of this prospectus or, in the case of documents incorporated by reference into this prospectus, as of the date of those documents, and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law.  We cannot assure you that our forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in the forward-looking statements.  Forward-looking statements are not guarantees of future performance, and accordingly undue reliance should not be placed upon forward-looking statements.

v

SUMMARY

The following is a summary of our business and the principal features of the offering and should be read together with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere or incorporated by reference in this prospectus. An investment in our securities involves risk. Before you invest in the units, you should carefully consider the risks involved. See “Risk Factors” beginning on page 5 of this prospectus.

Lorus Therapeutics Inc.

Lorus Therapeutics Inc. is a biopharmaceutical company focused on the discovery, research and development of effective anticancer therapies with a high safety profile. Through its own discovery efforts, an acquisition and an in-licensing program, Lorus is building a portfolio of anticancer drugs ranging from discovery and preclinical to an advanced Phase II clinical trial.

Lorus has product candidates in three classes of anticancer therapies:

•
RNA-targeted (antisense and siRNA) therapies, based on synthetic segments of DNA or RNA designed to bind to the messenger RNA that is responsible for the production of proteins over-expressed in cancer cells;

•	small molecule therapies based on anti-angiogenic, anti-proliferative and anti-metastatic agents; and

•	immunotherapy, based on macrophage-stimulating biological response modifiers.

A growing intellectual property portfolio supports our diverse product pipeline.

RNA-Targeted Therapies

Lorus’ RNA-targeted drug candidates include LOR-2040 and LOR-1284. On November 30, 2009, we reported Phase II clinical results, completed to the end-of-stage assessment time point, of LOR-2040 in combination with cytarabine in relapsed and refractory acute myeloid leukemia (AML) patient population. Based on these data, Lorus is proceeding with protocol development for the expanded development program. LOR-1284 is in pre-clinical stage of development.

Small Molecule Program

We have small molecule drug screening technologies and preclinical scientific expertise, which we are using to create a drug candidate pipeline. Our proprietary group of small molecule compounds includes lead drug LOR-253, which has a unique structure and mode of action, and is a candidate for the development of novel, targeted anticancer agents with high safety profiles.

Immunotherapy

Our immunotherapy product candidates are Virulizin® and IL-17E.  In June 2009, as part of the consideration for our repurchase of the secured convertible debentures from The Erin Mills Investment Corporation, Lorus assigned to The Erin Mills Investment Corporation its rights under the license agreement with Zor Pharmaceuticals, LLC, and sold to The Erin Mills Investment Corporation its intellectual property rights associated with Virulizin®.  In return, Lorus will be entitled to 50% of the deal value of any transaction completed in Zor and non-Zor territories. Interleukin-17E (IL-17E) is a protein-based therapeutic that Lorus is developing as an immunotherapy for cancer treatment.

Corporate History

Lorus Therapeutics Inc., which we refer to as “Old Lorus” (since completing the plan of arrangement described below), was incorporated under the Business Corporations Act (Ontario) on September 5, 1986 under the name RML Medical Laboratories Inc. On October 28, 1991, RML Medical Laboratories Inc. amalgamated with Mint Gold Resources Ltd., resulting in Old Lorus becoming a reporting issuer in Ontario on that date. On August 25, 1992, Old Lorus changed its name to IMUTEC Corporation. On November 27, 1996, Old Lorus changed its name to Imutec Pharma Inc. On November 19, 1998, Old Lorus changed its name to our current name, Lorus Therapeutics Inc. On October 1, 2005, Old Lorus continued under the Canada Business Corporations Act.

On July 10, 2007, we completed a plan of arrangement and corporate reorganization with, among others, 4325231 Canada Inc. (now Global Summit Real Estate Inc. and formerly Old Lorus), 6707157 Canada Inc. and Pinnacle International Lands, Inc.  As a result of the arrangement, security holders in Old Lorus, including shareholders, option holders, and a holder of secured convertible debentures, exchanged their securities in Old Lorus for identical securities in New Lorus, the assets (including all of the shares of its subsidiaries but excluding certain future tax assets) and liabilities of Old Lorus were transferred to us, and Old Lorus became a wholly-owned subsidiary of New Lorus. In connection with the arrangement, New Lorus obtained substitutional listings of its common shares on both the Toronto Stock Exchange and the (then) American Stock Exchange (now the NYSE Amex). As part of the arrangement, New Lorus changed its name to Lorus Therapeutics Inc., which we refer to as “New Lorus”, and continued as a biopharmaceutical company, specializing in the research and development of pharmaceutical products and technologies for the management of cancer as a continuation of the business of Old Lorus. New Lorus was incorporated on November 1, 2006 as 6650309 Canada Inc. under the Canada Business Corporations Act.  As the management, business and operations of New Lorus were fundamentally unchanged from those of Old Lorus, and the rights and entitlements of the shareholders and holders of convertible debentures of Old Lorus were fundamentally unchanged when these securityholders became securityholders in New Lorus, the financial statements of New Lorus were accounted for on a continuity of interest basis.

Our common shares trade on the Toronto Stock Exchange under the symbol “LOR”.

Our head and registered office is located at 2 Meridian Road, Toronto, Ontario, Canada, M9W 4Z7.

Share Consolidation

At our annual and special meeting of shareholders held on November 30, 2009, our shareholders approved a special resolution permitting our board of directors, in its sole discretion, to file an amendment to our articles of incorporation to consolidate our issued and outstanding common shares. The special resolution provided that our board will have the authority, in its sole discretion, to select the exact consolidation ratio, provided that (i) the ratio may be no smaller than one post-consolidation common share for every 10 pre-consolidation common shares, and no larger than one post-consolidation common share for every 50 pre-consolidation common shares, and (ii) the number of pre-consolidation common shares in the ratio must be a whole number of common shares. The board was granted the authority to implement the share consolidation at any time prior to November 30, 2010, subject to any required regulatory approvals. In addition, notwithstanding shareholder approval, the board, in its sole discretion, may revoke the special resolution, and abandon the share  consolidation without further approval or action by or prior notice to shareholders.

Our board currently intends to effect the share consolidation, although it has not yet determined the consolidation ratio or the timing for the share consolidation.  Depending on the consolidation ratio selected by our board, the number of common shares issued and outstanding will be reduced from approximately 298.0 million common shares as of April 5, 2010 to between approximately 29.8 million and 6.0 million common shares following the consolidation.

THE OFFERING

Issuer:	Lorus Therapeutics Inc.
The Offering:
A total of           units, each unit consisting of one common share and  one half of one common share purchase warrant. The warrants are not attached to the common shares and the warrants and common shares will separate and be separately transferable immediately on the closing of the offering. There will be no minimum offering amount.

Warrants
Each whole warrant will entitle the holder to purchase one common share at any time beginning on the closing date of the offering until 5:00 p.m. (Eastern time) on the date that is five years following the closing date of the offering. The initial exercise price per common share is US$          , representing 125% of the unit offering price. Effective           , 2011, the first anniversary of the closing date of the offering, the exercise price will be US$          , representing 130% of the unit offering price. Effective           , 2012, the second anniversary of the closing date of the offering, the exercise price will be US$          , representing 135% of the unit offering price. Effective           , 2013, the third anniversary of the closing date of the offering, the exercise price will be US$          , representing 140% of the unit offering price. Effective           , 2014, the fourth anniversary of the closing date of the offering, the exercise price will be US$          , representing 145% of the unit offering price. If at any time following           , 2011, the first anniversary of the closing date of the offering, the closing price of our common shares on the principal market upon which our common shares are listed or traded has equaled or exceeded US$          , representing 225% of offering price, for five consecutive trading days, we may, within five business days of the fifth consecutive trading day, call the warrants for cancellation by giving not less than 30 days prior notice to the holders of the cancellation. The warrants will continue to be exercisable following the notice of cancellation until the date of cancellation.

Purchase Price:	US$ per unit
Net Proceeds:	Approximately US$ million before deduction of estimated expenses of approximately US$ .
Use of Proceeds:
We intend to use the net proceeds from the offering to fund capital, operating and product development expenditures as follows: (1) the further development of LOR-2040 clinical program; (2) for Phase I clinical development for LOR-253 as well as Lorus' preclinical research programs; and (3) to fund working capital and for other general corporate purposes. You should refer to the section of this prospectus entitled “Use of Proceeds”.

Purchase and Closing Date	Each purchaser of units will be required to execute a subscription agreement. We expect that the closing of the offering will occur on or about , 2010.
Income Tax Considerations
Purchasing the securities may subject you to tax consequences both in the United States and Canada.  You should refer to the sections of this prospectus entitled “Certain U.S. Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” for a summary of material United States and Canadian federal income tax considerations relevant to a purchase of securities described herein. You should read the tax discussion contained in this prospectus fully and consult with your own tax advisors concerning the Canadian, United States and other tax considerations relevant to you prior to investing in the units.

Toronto Stock Exchange Trading Symbol:	LOR

Placement Agent
We have engaged Global Hunter Securities to act as placement agent in connection with the offering. The placement agent will receive an aggregate cash commission equal to 8% of the gross proceeds of the sale of units in the offering and we have also agreed to reimburse the placement agent for reasonable and customary out-of-pocket expenses, including, but not limited to, all legal expenses incurred by the placement agent for services provided by outside counsel up to US$50,000. In addition, we have agreed to grant to the placement agent broker warrants exercisable at any time beginning on the date that is 12 months following the closing date of the offering until 5:00 p.m. (Eastern time) on the date that is 5 years following the closing date of the offering to purchase up to that number of common shares equal to 6% of the number of units sold in the offering, at graduated exercise prices in each of the five years equivalent to those of the warrants offered and sold in the offering.

Risk Factors:
An investment in the units involves a high degree of risk. Refer to the section of this prospectus entitled “Risk Factors” for disclosure relating to the risks applicable to our company and the offering, as well as the documents incorporated by reference into this prospectus.

RISK FACTORS

An investment in our securities involves risk. Before you invest in the units, you should carefully consider the risks involved. Accordingly, you should carefully consider the information contained in or incorporated by reference into this prospectus, including the risks described below and in our Annual Report on Form 20-F for the fiscal year ended May 31, 2009, which is incorporated by reference into this prospectus. The discussion of risks related to our business contained in or incorporated by reference into this prospectus comprises material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely be adversely affected.

Risks Related To Our Business

We might not be able to continue as a going concern.

We have forecasted that our level of cash and cash equivalents and short-term investments will not be sufficient to execute our current planned expenditures for the next 12 months without further investment.  We believe that, without the net proceeds of this offering, we have sufficient funding to continue to execute our planned expenditures without interruption until approximately the end of May 2010.  We intend to continue to pursue additional funding and partnership opportunities to execute our planned expenditures in the future, but there can be no assurance that sufficient capital will be available to enable us to meet these continuing expenditures, or if the capital is available, that it will be available on terms acceptable to us. If we are unable to obtain sufficient financing on acceptable terms in order to meet our future operational needs, there is a significant doubt as to whether we will be able to continue as a going concern and realize our assets and pay our liabilities as they fall due.

We need to raise additional capital.

We need to raise additional capital. To obtain the necessary capital, we must rely on some or all of the following: grants and tax credits, additional share issues and collaboration agreements or corporate partnerships to provide full or partial funding for our activities. We cannot assure you that additional funding will be available on terms that are acceptable to us or in amounts that will enable us to carry out our business plan.

If we cannot obtain the necessary capital on acceptable terms, we will have to:

•	engage in equity financings that would result in significant dilution to existing investors;

•	delay or reduce the scope of or eliminate one or more of our development programs;

•
obtain funds through arrangements with collaborators or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves; or license rights to technologies, product candidates or products on terms that are less favourable to us than might otherwise be available;

•	considerably reduce operations; or

•	cease our operations.

We have a history of operating losses. We expect to incur net losses and we may never achieve or maintain profitability.

We have not been profitable since our inception in 1986. Under Canadian generally accepted accounting principles, we reported net losses of $8.9 million, $6.3 million and $9.6 million for the years ended May 31, 2009, 2008 and 2007, respectively, and as of May 31, 2009, we had an accumulated deficit of $189.4 million.

To date we have only generated nominal revenues from the sale of Virulizin® in Mexico and revenues associated with the license agreement with Zor Pharmaceuticals, LLC.  We stopped selling Virulizin® in Mexico in July 2005 and assigned the rights under the Zor Agreement to The Erin Mills Investment Corporation, as part of the consideration for our repurchase of secured convertible debentures in June 2009.  We have not generated any other revenue from product sales to date and it is possible that we will never have sufficient product sales revenue to achieve profitability. We expect to continue to incur losses for at least the next several years as we or our collaborators and licensees pursue clinical trials and research and development efforts. To become profitable, we, either alone or with our collaborators and licensees, must successfully develop, manufacture and market our current product candidate, LOR-2040, as well as continue to identify, develop, manufacture and market new product candidates. It is possible that we will never have significant product sales revenue or receive significant royalties on our licensed product candidates. If funding is insufficient at any time in the future, we may not be able to develop or commercialize our products, take advantage of business opportunities or respond to competitive pressures.

We are an early stage development company.

We are at an early stage of development. Significant additional investment will be necessary to complete the development of any of our products. Pre-clinical and clinical trial work must be completed before our products could be ready for use within the market that we have identified. We may fail to develop any products, to obtain regulatory approvals, to enter clinical trials or to commercialize any products. We do not know whether any of our potential product development efforts will prove to be effective, meet applicable regulatory standards, obtain the requisite regulatory approvals, be capable of being manufactured at a reasonable cost or be accepted in the marketplace.

The product candidates we are currently developing are not expected to be commercially viable for several years and we may encounter unforeseen difficulties or delays in commercializing our product candidates. In addition, our products may cause undesirable side effects.

Our product candidates require significant funding to reach regulatory approval assuming positive clinical results.  Such funding will be very difficult, or impossible to raise in the public markets.  If such partnerships are not attainable, the development of these product candidates maybe significantly delayed or stopped altogether.  The announcement of such delay or discontinuation of development may have a negative impact on our share price.

We have indemnified our predecessor, Old Lorus, and its directors, officers and employees.

In connection with the reorganization that we undertook in 2008, we have agreed to indemnify our predecessor, Old Lorus, and its directors, officers and employees from and against all damages, losses, expenses (including fines and penalties), other third party costs and legal expenses, to which any of them may be subject arising out of any matter occurring:

•
prior to, at or after the effective time of the arrangement transaction, and directly or indirectly relating to any of the assets of Old Lorus transferred to us pursuant to the arrangement transaction  (including losses for income, sales, excise and other taxes arising in connection with the transfer of any such asset) or conduct of the business prior to the effective time of the arrangement;

•	prior to, at or after the effective time as a result of any and all interests, rights, liabilities and other matters relating to the assets transferred by Old Lorus to us under he arrangement; and

•	prior to or at the effective time and directly or indirectly relating to, with certain exceptions, any of the activities of Old Lorus or the arrangement.

This indemnification could result in significant liability to us.

We may be unable to obtain partnerships for one or more of our product candidates, which could curtail future development and negatively affect our share price.  In addition, our partners might not satisfy their contractual responsibilities or devote sufficient resources to our partnership.

Our strategy for the research, development and commercialization of our products requires entering into various arrangements with corporate collaborators, licensers, licensees and others, and our commercial success is dependent upon these outside parties performing their respective contractual responsibilities. The amount and timing of resources that such third parties will devote to these activities may not be within our control. We cannot assure you that such parties will perform their obligations as expected. We also cannot assure you that our collaborators will devote adequate resources to our programs. In addition, we could become involved in disputes with our collaborators, which could result in a delay or termination of the related development programs or result in litigation. We intend to seek additional collaborative arrangements to develop and commercialize some of our products. We may not be able to negotiate collaborative arrangements on favourable terms, or at all, in the future, or that our current or future collaborative arrangements will be successful.

If we cannot negotiate collaboration, licence or partnering agreements, we may never achieve profitability.

Clinical trials are long, expensive and uncertain processes and Health Canada or the FDA may ultimately not approve any of our product candidates. We may never develop any commercial drugs or other products that generate revenues.

None of our product candidates has received regulatory approval for commercial use and sale in North America. We cannot market a pharmaceutical product in any jurisdiction until it has completed thorough preclinical testing and clinical trials in addition to that jurisdiction’s extensive regulatory approval process. In general, significant research and development and clinical studies are required to demonstrate the safety and effectiveness of our product candidates before we can submit any regulatory applications.

Clinical trials are long, expensive and uncertain processes. Clinical trials may not be commenced or completed on schedule, and Health Canada or the FDA or any other regulatory body may not ultimately approve our product candidates for commercial sale.

The clinical trials of any of our drug candidates could be unsuccessful, which would prevent us from advancing, commercializing or partnering the drug.

Even if the results of our preclinical studies or clinical trials are initially positive, it is possible that we will obtain different results in the later stages of drug development or that results seen in clinical trials will not continue with longer term treatment. Positive results in early Phase I or Phase II clinical trials may not be repeated in larger Phase II or Phase III clinical trials.  For example, results of our Phase III clinical trial of Virulizinâ did not meet the primary endpoint of the study despite promising preclinical and early stage clinical data.  All of our potential drug candidates are prone to the risks of failure inherent in drug development.

Preparing, submitting and advancing applications for regulatory approval is complex, expensive and time intensive and entails significant uncertainty. A commitment of substantial resources to conduct time-consuming research, preclinical studies and clinical trials will be required if we are to complete development of our products.

Clinical trials of our products require that we identify and enrol a large number of patients with the illness under investigation. We may not be able to enrol a sufficient number of appropriate patients to complete our clinical trials in a timely manner particularly in smaller indications such as acute myeloid leukemia.  If we experience difficulty in enrolling a sufficient number of patients to conduct our clinical trials, we may need to delay or terminate ongoing clinical trials and will not accomplish objectives material to our success that could affect the price of our common shares. Delays in planned patient enrolment or lower than anticipated event rates in our current clinical trials or future clinical trials may result in increased costs, program delays, or both.

In addition, unacceptable toxicities or adverse side effects may occur at any time in the course of preclinical studies or human clinical trials or, if any product candidates are successfully developed and approved for marketing, during commercial use of any approved products. The appearance of any such unacceptable toxicities or adverse side effects could interrupt, limit, delay or abort the development of any of our product candidates or, if previously approved, necessitate their withdrawal from the market. Furthermore, disease resistance or other unforeseen factors may limit the effectiveness of our potential products.

Our failure to develop safe, commercially viable drugs would substantially impair our ability to generate revenues and sustain our operations and would materially harm our business and adversely affect our share price. We may never achieve profitability.

As a result of intense competition and technological change in the pharmaceutical industry, the marketplace may not accept our products or product candidates, and we may not be able to compete successfully against other companies in our industry and achieve profitability.

Many of our competitors have:

•	drug products that have already been approved or are in development, and operate large, well-funded research and development programs in these fields;

•
substantially greater financial and management resources, stronger intellectual property positions and greater manufacturing, marketing and sales capabilities, areas in which we have limited or no experience; and

•	significantly greater experience than we do in undertaking preclinical testing and clinical trials of new or improved pharmaceutical products and obtaining required regulatory approvals;

Consequently, our competitors may obtain Health Canada, FDA and other regulatory approvals for product candidates sooner and may be more successful in manufacturing and marketing their products than we or our collaborators are.

Our competitor’s existing and future products, therapies and technological approaches will compete directly with the products we seek to develop. Current and prospective competing products may provide greater therapeutic benefits for a specific problem or may offer easier delivery or comparable performance at a lower cost;

Any product candidate that we develop and that obtains regulatory approval must then compete for market acceptance and market share. Our product candidates may not gain market acceptance among physicians, patients, healthcare payers and the medical community. Further, any products we develop may become obsolete before we recover any expenses we incurred in connection with the development of these products.

As a result, we may never achieve profitability.

If we fail to attract and retain key employees, the development and commercialization of our products may be adversely affected.

We depend heavily on the principal members of our scientific and management staff. If we lose any of these persons, our ability to develop products and become profitable could suffer. The risk of being unable to retain key personnel may be increased by the fact that we have not executed long-term employment contracts with our employees, except for our senior executives. Our future success will also depend in large part on our ability to attract and retain other highly qualified scientific and management personnel. We face competition for personnel from other companies, academic institutions, government entities and other organizations.

We may be unable to obtain patents to protect our technologies from other companies with competitive products, and patents of other companies could prevent us from manufacturing, developing or marketing our products.

Patent protection:

The patent positions of pharmaceutical and biotechnology companies are uncertain and involve complex legal and factual questions. The United States Patent and Trademark Office and many other patent offices in the world have not established a consistent policy regarding the breadth of claims that they will allow in biotechnology patents.

Allowable patentable subject matter and the scope of patent protection obtainable may differ between jurisdictions.  If a patent office allows broad claims, the number and cost of patent interference proceedings in the United States, or analogous proceedings in other jurisdictions and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease.

The scope of the claims in a patent application can be significantly modified during prosecution before the patent is issued. Consequently, we cannot know whether our pending applications will result in the issuance of patents or, if any patents are issued, whether they will provide us with significant proprietary protection or will be circumvented, invalidated or found to be unenforceable.

Until recently, patent applications in the United States were maintained in secrecy until the patents issued, and publication of discoveries in scientific or patent literature often lags behind actual discoveries. Patent applications filed in the United States after November 2000 generally will be published 18 months after the filing date unless the applicant certifies that the invention will not be the subject of a foreign patent application. In many other jurisdictions, such as Canada, patent applications are published 18 months from the priority date.  We cannot assure you that, even if published, we will be aware of all such literature. Accordingly, we cannot be certain that the named inventors of our products and processes were the first to invent that product or process or that we were the first to pursue patent coverage for our inventions.

Enforcement of intellectual property rights:

Protection of the rights revealed in published patent applications can be complex, costly and uncertain.  Our commercial success depends in part on our ability to maintain and enforce our proprietary rights. If third parties engage in activities that infringe our proprietary rights, our management’s focus will be diverted and we may incur significant costs in asserting our rights. We may not be successful in asserting our proprietary rights, which could result in our patents being held invalid or a court holding that the third party is not infringing, either of which would harm our competitive position.

Others may design around our patented technology. We may have to participate in interference proceedings declared by the United States Patent and Trademark Office, European opposition proceedings, or other analogous proceedings in other parts of the world to determine priority of invention and the validity of patent rights granted or applied for, which could result in substantial cost and delay, even if the eventual outcome is favourable to us. We cannot assure you that our pending patent applications, if issued, would be held valid or enforceable.

Trademark protection:

In order to protect goodwill associated with our company and product names, we rely on trademark protection for our marks. For example, we have registered the Virulizin® trademark with the United States Patent and Trademark Office. A third party may assert a claim that the Virulizin® mark is confusingly similar to its mark and such claims or the failure to timely register the Virulizin® mark or objections by the FDA could force us to select a new name for Virulizin®, which could cause us to incur additional expense.

Trade secrets:

We also rely on trade secrets, know-how and confidentiality provisions in our agreements with our collaborators, employees and consultants to protect our intellectual property. However, these and other parties may not comply with the terms of their agreements with us, and we might be unable to adequately enforce our rights against these people or obtain adequate compensation for the damages caused by their unauthorized disclosure or use of our trade secrets or know how. Our trade secrets or those of our collaborators may become known or may be independently discovered by others.

Our products and product candidates may infringe the intellectual property rights of others, which could increase our costs.

Our success also depends on avoiding infringement of the proprietary technologies of others. In particular, there may be certain issued patents and patent applications claiming subject matter which we or our collaborators may be required to license in order to research, develop or commercialize at least some of our product candidates, including LOR-2040 and small molecules. In addition, third-parties may assert infringement or other intellectual property claims against us based on our patents or other intellectual property rights. An adverse outcome in these proceedings could subject us to significant liabilities to third-parties, require disputed rights to be licensed from third-parties or require us to cease or modify our use of the technology. If we are required to license such technology, we cannot assure you that a license under such patents and patent applications will be available on acceptable terms or at all. Further, we may incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other unlawful use of another’s proprietary technology.

If product liability claims are brought against us or we are unable to obtain or maintain product liability insurance, we may incur substantial liabilities that could reduce our financial resources.

The clinical testing and commercial use of pharmaceutical products involves significant exposure to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials on humans; however, our insurance coverage may be insufficient to protect us against all product liability damages. Further, liability insurance coverage is becoming increasingly expensive and we might not be able to obtain or maintain product liability insurance in the future on acceptable terms or in sufficient amounts to protect us against product liability damages. Regardless of merit or eventual outcome, liability claims may result in decreased demand for a future product, injury to reputation, withdrawal of clinical trial volunteers, loss of revenue, costs of litigation, distraction of management and substantial monetary awards to plaintiffs. Additionally, if we are required to pay a product liability claim, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and our business and results of operations will be adversely affected.

We have no manufacturing capabilities. We depend on third-parties, including a number of sole suppliers, for manufacturing and storage of our product candidates used in our clinical trials. Product introductions may be delayed or suspended if the manufacture of our products is interrupted or discontinued.

Other than limited quantities for research purposes, we do not have manufacturing facilities to produce supplies of LOR-2040, small molecule or any of our other product candidates to support clinical trials or commercial launch of these products, if they are approved. We are dependent on third parties for manufacturing and storage of our product candidates. If we are unable to contract for a sufficient supply of our product candidates on acceptable terms, or if we encounter delays or difficulties in the manufacturing process or our relationships with our manufacturers, we may not have sufficient product to conduct or complete our clinical trials or support preparations for the commercial launch of our product candidates, if approved.

Our operations involve hazardous materials and we must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities involve the controlled use of hazardous materials, radioactive compounds and other potentially dangerous chemicals and biological agents. Although we believe our safety procedures for these materials comply with governmental standards, we cannot entirely eliminate the risk of accidental contamination or injury from these materials. We currently have insurance, in amounts and on terms typical for companies in businesses that are similarly situated  that could cover all or a portion of a damage claim arising from our use of hazardous and other materials. However, if an accident or environmental discharge occurs, and we are held liable for any resulting damages, the associated liability could exceed our insurance coverage and our financial resources.

Our interest income is subject to fluctuations of interest rates in our investment portfolio.

Our investments are held to maturity and have staggered maturities to minimize interest rate risk. We cannot assure you that interest income fluctuations will not have an adverse impact on our financial condition. We maintain all our accounts in Canadian dollars, but a portion of our expenditures are in foreign currencies. We do not currently engage in hedging our foreign currency requirements to reduce exchange rate risk.

Risks Related To Our Common Shares

Our share price has been and may continue to be volatile and an investment in our common shares could suffer a decline in value.

You should consider an investment in our common shares as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. We receive only limited attention by securities analysts and frequently experience an imbalance between supply and demand for our common shares. The market price of our common shares has been highly volatile and is likely to continue to be volatile. Factors affecting our common share price include but are not limited to:

•	our financial position and doubt as to whether we will be able to continue as a going concern;
•	our ability to raise additional capital;
•
the progress of our and our collaborators’ clinical trials, including our and our collaborators’ ability to produce clinical supplies of our product candidates on a timely basis and in sufficient quantities to meet our clinical trial requirements;

•	announcements of technological innovations or new product candidates by us, our collaborators or our competitors;
•	fluctuations in our operating results;
•	published reports by securities analysts;
•	developments in patent or other intellectual property rights;
•	publicity concerning discovery and development activities by our licensees;
•	the cash and short term investments held us and our ability to secure future financing;
•	public concern as to the safety and efficacy of drugs that we and our competitors develop;
•	governmental regulation and changes in medical and pharmaceutical product reimbursement policies; and
•	general market conditions.

Future sales of our common shares by us or by our existing shareholders could cause our share price to fall.

The issuance of common shares by us could result in significant dilution in the equity interest of existing shareholders and adversely affect the market price of our common shares. Sales by existing shareholders of a large number of our common shares in the public market and the issuance of shares issued in connection with strategic alliances, or the perception that such additional sales could occur, could cause the market price of our common shares to decline.

Our market capitalization immediately after the proposed share consolidation may be lower than immediately before the proposed consolidation.

There are numerous factors and contingencies that could affect the market price of our common shares following our proposed share consolidation, including the status of the market for the common shares at the time, our reported results of operations in future periods, and general economic, geopolitical, stock market and industry conditions.

A decline in the market price of our common shares after the proposed share consolidation may result in a greater percentage decline than would occur in the absence of the share consolidation, and the liquidity of our common shares could be adversely affected following such a consolidation.

If the share consolidation is implemented and the market price of our common shares declines, the percentage decline may be greater than would occur in the absence of the consolidation. The market price of the common shares will, however, also be based on our performance and other factors, which are unrelated to the number of common shares outstanding. Furthermore, the reduced number of common shares that would be outstanding after the share consolidation could adversely affect the liquidity of our common shares.

The share consolidation may result in some of our shareholders owning “odd lots” of less than 100 common shares on a post consolidation basis, which may be more difficult to sell, or require greater transaction costs per common share to sell.

The share consolidation may result in some shareholders owning “odd lots” of less than 100 common shares on a post-consolidation basis. Odd lots may be more difficult to sell, or require greater transaction costs per common share to sell, than common shares in “board lots” of even multiples of 100 common shares.

Risks Relating To This Offering

There can be no assurance as to the liquidity of the warrants or that a trading market for the warrants will develop.

There is currently no public market through which the warrants may be sold and we do not intend to apply for the listing of the warrants on any securities exchange. This may affect the pricing of the warrants in the secondary market, the transparency and availability of trading prices and the liquidity of the warrants.

There is no market for our common shares in the United States.

There is currently no public market in the United States through which our common shares may be sold.  Although we intend to seek a quotation of our common shares on the OTC Bulletin Board market, there is no assurance that we will be successful in having our common shares listed on the OTC Bulletin Board, or that once listed, an active trading market will develop.  If a shareholder in the United States it unable to sell their shares in the United States, they will be forced to sell their common shares over the Toronto Stock Exchange, which may expose the selling shareholder to currency exchange risk.

Our share price is volatile.

The market price of our common shares, like that of the securities of many other biotechnology companies in the development stage, has been, and is likely to continue to be, highly volatile. This increases the risk of securities litigation related to such volatility. Factors such as the results of our preclinical studies and clinical trials, as well as those of our collaborators or our competitors; other evidence of the safety or effectiveness of our products or those of our competitors; announcements of technological innovations or new products by us or our competitors; governmental regulatory actions; developments with our collaborators; developments (including litigation) concerning patent or other proprietary rights of our company or our competitors; concern as to the safety of our products; period-to-period fluctuations in operating results; changes in estimates of our performance by securities analysts; market conditions for biotechnology stocks in general; and other factors not within the control of our company could have a significant adverse effect on the market price of our common shares.

Our outstanding common shares could be subject to dilution.

The exercise of stock options and warrants already issued by us and the issuance of other additional securities in the future, including upon the exercise of the warrants offered hereby could result in dilution in the value of our common shares and the voting power represented by the common shares.  Furthermore, to the extent holders of our stock options or other securities exercise their securities and then sell the common shares they receive, our share price may decrease due to the additional amount of our common shares available in the market.

It may be difficult for non-Canadian investors to obtain and enforce judgments against us because of our Canadian incorporation and presence.

We are a corporation existing under the laws of Canada. Most of our directors and officers, and all of the experts named in this prospectus and the documents incorporated by reference into this prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. Consequently, although we have appointed an agent for service of process in the United States, it may be difficult for holders of these securities who reside in the United States to effect service within the United States upon those directors and officers, and the experts who are not residents of the United States. It may also be difficult for holders of these securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.  Investors should not assume that Canadian courts (i) would enforce judgments of United States courts obtained in actions against us or such directors, officers or experts predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or (ii) would enforce, in original actions, liabilities against us or such directors, officers or experts predicated upon the United States federal securities laws or any such state securities or “blue sky” laws. In addition, we have been advised by our Canadian counsel that in normal circumstances, only civil judgments and not other rights arising from United States securities legislation are enforceable in Canada and that the protections afforded by Canadian securities laws may not be available to investors in the United States.

If there are substantial sales of our common shares, the market price of our common shares could decline.

Sales of substantial numbers of our common shares could cause a decline in the market price of our common shares. Any sales by existing shareholders or holders of options may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common shares.

We have broad discretion in how we use the net proceeds of the offering, and we may not use these proceeds in a manner desired by our security holders.

We will have broad discretion with respect to the use of the net proceeds from the offering and investors will be relying on the judgment of our management regarding the application of these proceeds. We could spend most of the net proceeds from the offering in ways that our shareholders may not desire or that do not yield a favourable return. You will not have the opportunity, as part of your investment in our securities, to influence the manner in which the net proceeds of the offering are used. We currently intend to use the proceeds of the offering as described in the section of this prospectus entitled “Use of Proceeds”. However, our needs may change as our business and our industry evolve. As a result, the proceeds we receive in the offering may be used in a manner significantly different from our current expectations.

Because there is no minimum offering amount required as a condition to closing the offering, the actual public offering amount and net proceeds to us, if any, from the offering are not presently determinable and may be substantially less than the maximum offering amounts described above.

We believe that we may be  a “passive foreign investment company” for the current  taxable year which would likely result in materially adverse United States federal income tax consequences for United States investors.

We, generally will be a “passive foreign investment company” under the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (a “PFIC”) if, for any tax year, (a) 75% or more of our gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) if at least 50% or more of the value of our assets produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets.   United States shareholders should be aware that we believe that we were classified as a PFIC during our tax year which ended May 31, 2009, and based on current business plans and financial expectations, believe that we may be a PFIC for the current and future taxable years.  If we are a PFIC for any taxable year during which a United States person holds our common shares or warrants, our status as a PFIC may result in materially adverse United States federal income tax consequences for such United States person as further described herein under “Certain U.S. Federal Income Tax Considerations.”  The potential consequences  include, but are not limited to, recharacterization of gain from the sale of our common shares and warrants as ordinary income and the imposition of an interest charge on such gain and on certain distributions received on our common shares.   Certain elections may be available under U.S. tax rules to mitigate some of the adverse consequences of holding shares in a PFIC.    One of these elections is the “qualified electing fund election,” defined and discussed below under “Certain U.S. Federal Income Tax Considerations.”   Upon written request, we will provide to U.S. shareholders information as to our status as a PFIC and the PFIC status of certain of our subsidiaries and, for each year in which we are a PFIC, we will use commercially reasonable efforts to provide to U.S. shareholders all information and documentation necessary for such investor to make a qualified electing fund election for U.S. federal income tax purposes.   Except as otherwise provided in this prospectus, United States persons that hold warrants are not eligible to make the mitigating elections with respect to such warrants and common shares received upon exercise of the warrants.    This paragraph is qualified in its entirety by the discussion below under the heading “Certain U.S. Federal Income Tax Considerations.”   The PFIC rules are extremely complex and a U.S. person purchasing units and/or holding our common shares or warrants is encouraged to consult its tax advisors regarding the PFIC rules and the United States federal income tax consequences of the acquisition, ownership, and disposition of our units, common shares and warrants.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$          million, after deducting placement agent fees and the estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the following purposes:

•	the further development of LOR-2040 clinical program;

•	for Phase I clinical development for LOR-253 as well as Lorus' preclinical research programs; and

•	to fund working capital and for other general corporate purposes.

Our management, however, will have significant flexibility and discretion in applying the net proceeds from this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds from this offering differently than as described above.  To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Our selected consolidated financial information, including the balance sheets as at May 31, 2009 and 2008, and the statements of operations for the three-year period ended May 31, 2009, are included in our Annual Report on Form 20-F for the fiscal year ended May 31, 2009, which is incorporated by reference into this prospectus.

The following tables present our selected consolidated financial data as at November 30, 2009 and 2008 and for the six months ended November 30, 2009 and 2008.  You should read these tables in conjunction with our unaudited consolidated interim financial statements and accompanying notes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in our Report of Foreign Issuer on Form 6-K furnished on January 14, 2010, which is incorporated by reference into this prospectus. The financial data as at November 30, 2009 and 2008 and for the six months ended November 30, 2009 and 2008 have been derived from, and are qualified in their entirety by reference to, our unaudited consolidated interim financial statements for those periods, which have been prepared in accordance with Canadian generally accepted accounting principles and reconciled to United States generally accepted accounting principles in the supplementary information included with the financial statements, and which are included in Exhibit 99.1 to our Report of Foreign Issuer on Form 6-K furnished on March 30, 2010 and incorporated by reference in this prospectus.

The following table presents a summary of our consolidated statement of operations, which has been derived from our unaudited consolidated interim financial statements for the six months ended November 30, 2009 and 2008.

Consolidated statements of operations data
(In thousands, except per share data)

	Six months ended November 30, 2009 (unaudited)	Six months ended November 30, 2008 (unaudited)
In accordance with Canadian GAAP
Revenue	$128	$42
Research and development (1)	1,198	1,966
General and administrative (1)	1,276	1,667
Net earnings (loss)	8,494	(4,496)
Basic and diluted loss per share	$0.03	$(0.02)
Weighted average number of common shares outstanding: Basic:	257,906	239,290
Diluted	260,757	239,290

In accordance with United States GAAP
Net earnings (loss)	$8,878	$(3,992)
Basic and diluted earnings (loss) per share	$0.03	$(0.02)
(1)	Amounts in 2008 have been reclassified to conform to the financial statement presentation adopted in 2009.

The following table presents a summary of our consolidated balance sheet as at November 30, 2009 and May 31, 2009.

Consolidated balance sheet data
(In Thousands, except for common share data)

	As at November 30, 2009 (unaudited)	As at May 31, 2009
In accordance with Canadian GAAP
Cash and cash equivalents	$2,450	$5,374
Marketable securities and other investments	$493	$490
Total assets	$4,402	$7,527
Total liabilities	$1,993	$15,878
Total shareholders’ deficit	$2,409	$(8,351)
Number of common shares outstanding	298,010	256,808
Dividends paid on common shares	-	-

In accordance with United States GAAP
Total assets	$4,402	$7,593
Total liabilities	$1,993	$16,322
Total shareholders’ deficit	$2,409	$(8,729)

CAPITALIZATION AND INDEBTEDNESS

The following provides our capitalization at February 28, 2010, in accordance with United States generally accepted accounting principles on an actual basis, and as adjusted to give effect to (i) the issuance of the units offered under this prospectus, less the estimated placement agent fees and offering expenses payable by us, and (ii) the fair value of the warrants to purchase           common shares that we have agreed to issue in connection with this offering, with an exercise price ranging from US$           to US$          per share, which will be accounted for as a derivative instrument liability, as it is denominated in a currency other than our functional currency:

(in thousands other than securities numbers)	Actual	As Adjusted
Long-term liabilities	$-	$-
common share capital
Common shares (unlimited authorized, 298,009,677 issued and outstanding, without par value)	$163,881
Stock options (exchangeable into common shares, 20,540,041 outstanding)	$-
Contributed surplus	$9,648
Common share purchase warrants (to purchase common shares, 36,921,440 outstanding)	$1,026
Deficit accumulated during development stage February 28, 2010	$(173,388)
Total capitalization	$1,167

The above table excludes the following common shares: (i) up to           common shares that may be issued upon exercise of the warrants and placement agent warrants; (ii) 20,540,041 common shares issuable upon exercise of stock options outstanding as of February 28, 2010 with a weighted average exercise price of $0.22 per share; and (iii) 36,921,440 common shares issuable upon exercise of warrants outstanding as of February 28, 2010 with a weighted average exercise price of $0.12 per share.

DILUTION

If you invest in our common shares and warrants, your interest will be diluted to the extent of the difference between the price per share you pay and the net tangible book value per share of our common shares immediately after this offering. Our net tangible book value as of November 30, 2009 was approximately $2.4 million (US$2.27 million), or $0.01 (US$0.0095) per common share. Net tangible book value per share is equal to our total tangible assets minus total liabilities, divided by the number of common shares outstanding as of November 30, 2009. After giving effect to the sale by us of           units, consisting of one common share and one half of one warrant at an offering price of $          (US$          ), after deducting the placement agent fee and estimated expenses of this offering, our as adjusted net tangible book value would be approximately $          (US$          ), or $          (US$          ) per common share. This represents an immediate increase in net tangible book value of $          (US$          ) per common share to our existing shareholders and an immediate dilution of $          (US$          ) per common share to anyone who purchases our common shares and warrants at $          (US$          ) per unit. U.S. dollar figures are based on the noon rate of exchange for conversion of one Canadian dollar to United States dollars as reported by the Bank of Canada on November 30, 2009 of $1.0000 = US$0.9457. The following table illustrates this calculation on a per share basis:

	Cdn. Dollars		U.S. Dollars
Assumed public offering price for one common share and one half of one common share purchase warrant		$		US$
Net tangible book value per share as of November 30, 2009	$0.01		US$0.0095
Increase per share attributable to this offering	$		US$
As adjusted net tangible book value per share as of November 30, 2009 after giving effect to this offering		$		US$
Dilution per share to new investors		$		US$

The foregoing table is based on 298,009,677 common shares outstanding as of November 30, 2009 and does not take into effect further dilution to new investors that could occur upon:

•	the exercise of outstanding options having a per share exercise price less than the offering price; and

•	the exercise of outstanding warrants having a per share exercise price less than the offering price.

As of November 30, 2009, there were:

•	19,655,041 common shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.25 per common share;

•	25,046,409 common shares reserved for future awards and issuances under our equity compensation plans; and

•	36,921,440 common shares issuable upon exercise of warrants outstanding with a weighted average exercise price of $0.12 per share.

If all of these options and warrants were exercised, then our existing shareholders, including the holders of these options and warrants, would own           % of our common shares, and our new investors holding common shares newly issued pursuant to this offering would own           % of our common shares upon the closing of the offering. The net tangible book value per share after this offering would be $          , causing dilution to new investors of $          per share.

SHARE OWNERSHIP

The following table sets forth information regarding beneficial ownership of our common shares as of April 5, 2010, by our officers and directors individually and as a group, as calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

	Common Shares Beneficially Owned Prior to the Offering(1)		Common Shares Beneficially Owned After to the Offering
	Number	%	Number	%
Dr. Aiping H. Young(2)	7,084,962	2.33
Elizabeth Williams(3)	804,584	*
Dr. Saeid Babaei(4)	449,357	*
Dr. Yoon Lee(5)	761,392	*
Georg Ludwig(6)	40,423,750	13.38
Dr. Jim A. Wright(7)	5,164,916	1.73
Herbert Abramson(8)	59,300,531	18.86
Dr. Denis Burger(9)	809,620	*
Dr. Mark Vincent(10)	375,000	*
All directors and executive officers as a group	115,174,112	35.05
*	Less than 1%.

(1)
Common shares that may be acquired by an individual within 60 days of the date of this prospectus pursuant to the exercise of warrants or options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the above table. As a result, the total for all directors and officers as a group is not the arithmetic sum of the other holdings in the table.

(2)
Includes common shares issuable within 60 days of the date of this prospectus upon exercise of (i) warrants to purchase 60,000 common shares at an exercise price of $0.18 per common share with an expiry date of August 7, 2010, issued pursuant to a rights offering completed on August 7, 2008, and (ii) options to purchase 6,347,442 common shares at exercise prices ranging from $0.12-$2.50 with expiry dates ranging from 2010-2018.

(3)
Includes common shares issuable within 60 days of the date of this prospectus upon exercise of (i) warrants to purchase 856 common shares at an exercise price of $0.18 per common share with an expiry date of August 7, 2010, issued pursuant to a rights offering completed on August 7, 2008, and (ii) options to purchase 795,162 common shares at exercise prices ranging from $0.12-$0.78 with expiry dates ranging from 2014-2018.

(4)
Includes common shares issuable within 60 days of the date of this prospectus upon exercise of (i) warrants to purchase 2,307 common shares at an exercise price of $0.18 per common share with an expiry date of August 7, 2010, issued pursuant to a rights offering completed on August 7, 2008, and (ii) options to purchase 412,500 common shares at exercise prices ranging from $0.12-$0.22 with expiry dates ranging from 2017-2018.

(5)
Includes common shares issuable within 60 days of the date of this prospectus upon exercise of options to purchase 761,392 common shares at exercise prices ranging from $0.12-$0.30 with expiry dates ranging from 2010-2018.

(6)
Includes common shares issuable within 60 days of the date of this prospectus upon exercise of (i) warrants to purchase 3,636,250 common shares at an exercise price of $0.18 per common share with an expiry date of August 7, 2010, issued pursuant to a rights offering completed on August 7, 2008, and (ii) options to purchase 425,000 common shares at exercise prices ranging from $0.08-$0.30 with expiry dates ranging from 2016-2019. Mr. Ludwig is deemed to control the shares held by High Tech in his capacity as managing director of High Tech.  High Tech is a European venture capital fund focused on providing financial support for the development of innovative products based upon applied technologies and life sciences. High Tech manages its funds from offices in Germany and Liechtenstein.  Mr. Ludwig resigned as a director of the Company on March 3, 2010.

(7)
Includes common shares issuable within 60 days of the date of this prospectus upon exercise of (i) warrants to purchase 100,125 common shares at an exercise price of $0.18 per common share with an expiry date of August 7, 2010, issued pursuant to a rights offering completed on August 7, 2008, and (ii) options to purchase 425,000 common shares at exercise prices ranging from $0.08-$0.30 with expiry dates ranging from 2016-2019.

(8)
Includes common shares issuable within 60 days of the date of this prospectus upon exercise of (i) warrants to purchase 7,598,916 common shares at an exercise price of $0.18 per common share with an expiry date of August 7, 2010, issued pursuant to a rights offering completed on August 7, 2008, (ii) warrants to purchase 8,500,000 common shares at an exercise price of $0.08 per common share with an expiry date of May 27, 2011, and (iii) options to purchase 375,000 common shares at exercise prices ranging from $0.08-$0.22 with expiry dates ranging from 2017-2019. In addition to shares held personally, Mr. Abramson is deemed to control the shares held by Technifund Inc., an investment firm located in Toronto, Canada, as he is sole owner of the company.

(9)
Includes common shares issuable within 60 days of the date of this prospectus upon exercise of options to purchase 750,000 common shares at exercise prices ranging from $0.08-$0.22 with expiry dates ranging from 2017-2019.

(10)
Includes common shares issuable within 60 days of the date of this prospectus upon exercise of options to purchase 375,000 common shares at exercise prices ranging from $0.08-$0.22 with expiry dates ranging from 2017-2019.

MAJOR SHAREHOLDERS

To our knowledge, as of the date of this prospectus, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, more than 5% of our outstanding common shares, other than as described under the headings “Major Shareholders and Related Party Transactions - Major Shareholders” in our Annual Report on Form 20-F for the fiscal year ended May 31, 2009, which is incorporated by reference into this prospectus.

RELATED PARTY TRANSACTIONS

There were no related party transactions during the period June 1, 2006 to May 31, 2007.

During the year ended May 31, 2008, we expensed consulting fees of $31,000 to one of our directors, of which $30,000 remained payable at May 31, 2008.   This transaction was in the normal course of business and has been measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Related party transactions from June 1, 2008 to May 31, 2009 are described under the heading “Major Shareholders and Related Party Transactions - Related Party Transactions” in our Annual Report on Form 20-F for the fiscal year ended May 31, 2009, which is incorporated by reference into this prospectus.

On October 6, 2009, we received an unsecured loan in the amount of $1 million principal amount from one of our directors, Herbert Abramson.  The loan bore interest at a rate of 10% per year and was due six months from the date the loan was made. The loan could be repaid at anytime prior to maturity without attracting any penalty. In November 2009, the loan was cancelled and the funds applied for Mr. Abramson to subscribe for units as part of our November 2009 private placement of securities. We have not entered into any other related party transactions since May 31, 2009.

In conjunction with the private placement of units in November 2009, Trapeze Capital Corp., a company in which Herbert Abramson is an officer and director, received commissions in the form of $106,000 and broker warrants to purchase 1.3 million of our common shares. Each broker warrant permits the holder to purchase one additional common share at a price of $0.08 per common share until May 27, 2011.

PRICE RANGE OF COMMON STOCK AND TRADING MARKETS

Our common shares are currently listed on the Toronto Stock Exchange under the symbol “LOR”.  Until October 31, 2008, our shares were also listed on the American Stock Exchange (now the NYSE Amex) under the symbol “LRP”.  The following table provides the price ranges of our common shares on the TSX and the AMEX for the periods indicated below.  Effective October 31, 2008, we voluntarily delisted from the AMEX, and therefore, no price ranges are provided for the AMEX for periods after that date.

	AMEX (US$)**		TSX (CDN$)
Five most recent full fiscal years	High	Low	High	Low
Year ended May 31, 2009	**	**	0.16	0.03
Year ended May 31, 2008	0.27	0.11	0.26	0.14
Year ended May 31, 2007	0.34	0.14	0.39	0.22
Year ended May 31, 2006	0.79	0.19	0.92	0.22
Year ended May 31, 2005	0.70	0.45	0.94	0.57

Year ended May 31, 2009
Quarter ended May 31, 2009	**	**	0.08	0.03
Quarter ended February 28, 2009	**	**	0.09	0.04
Quarter ended November 30, 2008	**	**	0.10	0.05
Quarter ended August 31, 2008	0.16	0.07	0.17	0.08

Year ended May 31, 2008
Quarter ended May 31, 2008	0.21	0.11	0.21	0.14
Quarter ended February 28, 2007	0.25	0.15	0.21	0.16
Quarter ended November 30, 2007	0.27	0.14	0.25	0.17
Quarter ended August 31, 2007	0.26	0.15	0.26	0.16

April 2010 (to April 5)	N/A	N/A	0.08	0.07
March 2010	N/A	N/A	0.11	0.08
February 2010	N/A	N/A	0.12	0.09
January 2010	N/A	N/A	0.08	0.06
December 2009	N/A	N/A	0.08	0.06
November 2009	N/A	N/A	0.09	0.06
October 2009	N/A	N/A	0.09	0.08

PLAN OF DISTRIBUTION

Global Hunter Securities, LLC, which we refer to as the placement agent, has entered into a placement agency agreement with us in which Global Hunter Securities, LLC has agreed to act as our placement agent in connection with the offering. Under the placement agency agreement, the placement agent has agreed, on a best efforts basis, to introduce us to investors who will purchase the common shares and warrants. The placement agent has no obligation to buy any of the common shares or warrants from us or to arrange the purchase or sale of any specific number or dollar amount of the common shares or warrants. We will enter into subscription agreements directly with investors in connection with this offering.

We have agreed to pay the placement agent an aggregate fee equal to 8% of the gross proceeds of this offering and warrants to purchase common shares equal to 6% of the number of units sold in the offering. The placement agent warrants will have terms substantially similar to the terms of the warrants included in the units offered hereby, except that the placement agent warrants will not be exercisable until the date that is 12 months following the closing date of the offering, and will be subject to FINRA Rule 5110(g)(l) in that for a period of six months after the issuance date of the placement agent warrants (which shall not be earlier than the closing date of this offering), neither the placement agent warrants nor any common shares issued upon exercise of the placement agent warrants shall be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the placement agent warrants are being issued, except the transfer of any security as permitted by FINRA rules. We have also agreed to reimburse the placement agent for reasonable and customary out-of-pocket expenses, including, but not limited to, all legal expenses incurred by the placement agent for services provided by outside counsel up to $50,000.

The following table shows the per common share and warrant fee and total fees we will pay to the placement agent assuming all of the common shares and warrants offered by this prospectus (other than the shares issuable upon exercise of the warrants) are issued and sold by us.

Placement Fees	Per Unit	Total
Common shares and warrants offered hereby	US$	US$

Because there is no minimum offering amount required as a condition to closing, the actual total may be less than the maximum total set forth above.

We estimate that our total expenses of this offering, excluding the placement agent fees, will be approximately US$           .

Our officers and directors have agreed that, with certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Global Hunter Securities, LLC, for a period of 90 days after the date of this prospectus.

It is a condition of closing that one of our significant shareholders, High Tech Beteiligungen GmbH & Co. KG, will agree that, with certain exceptions, it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Global Hunter Securities, LLC, for a period commencing on the closing date of the offering and terminating on the earlier of 45 days after the closing of this offering and August 1, 2010. In addition, it is a condition of closing that the shareholder will agree that it will not, during this lock-up period, exercise its registration rights under the registration rights agreement with us dated August 30, 2006, as more fully described under the heading “Three-Year History of Securities Issuances - Registration Rights” below.

We have agreed to indemnify the placement agent against liabilities relating to the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the placement agent may be required to make in that respect.

From time to time, the placement agent and its affiliates have provided, and may from time to time in the future provide, investment banking and other services to us for which they receive customary fees and commissions.

In the ordinary course of their business, the placement agent and its affiliates may actively trade or hold our securities for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in these securities. In addition, from time to time, as a result of market making activities, the placement agent may own our common shares or other equity or debt securities issued by us or our affiliates.

DESCRIPTION OF SHARE CAPITAL

Common Shares

We are authorized to issue an unlimited number of common shares, no par value. As of April 5, 2010, we had 298,009,677 common shares issued and outstanding.

The holders of our common shares are entitled to one vote per share at meetings of shareholders, to receive such dividends as declared by us and to receive our remaining property and assets upon dissolution or winding up. Our common shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such common shares.

The transfer agent for the our common shares in Canada is Computershare Investor Services Inc. at its principal office in Toronto, Canada.

Warrants to Purchase Common Shares

August 2008 Warrants

We issued 14,269,444 warrants to purchase common shares pursuant to a rights offering completed on August 7, 2008.  Each warrant represents the right to acquire one of our common shares at an exercise price of $0.18. These warrants will expire on August 7, 2010.

The exercise price and number of common shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a share reorganization, certain rights offerings, special distributions, and corporate reorganizations (including a reclassification or redesignation of the outstanding shares, a capital reorganization, a consolidation, merger, arrangement or amalgamation of the Company with another entity, or a sale of all or substantially all the Company’s assets).

The warrant holders do not have the rights or privileges of holders of common shares or any voting rights until they exercise their warrants and receive common shares. After the issuance of common shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

The warrants were issued pursuant to a warrant indenture dated June 27, 2008 between us and the warrant agent for the August 2008 warrants, Computershare Trust Company of Canada at its principal office in Toronto, Canada.

November 2009 Warrants

We issued 20,499,996 warrants to purchase common shares to accredited investors pursuant to a private placement completed on November 27, 2009.  Each warrant represents the right to acquire one of our common shares at an exercise price of $0.08. These warrants will expire on May 27, 2011.

The exercise price and number of common shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a share reorganization, stock dividend, a capital reorganization, a consolidation, merger, arrangement or amalgamation of the Company with another entity, or a sale of all or substantially all the Company’s assets.

The warrant holders do not have the rights or privileges of holders of common shares or any voting rights until they exercise their warrants and receive common shares. After the issuance of common shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

The November 2009 warrants were issued in the form of stand-alone warrant certificates issued by the Company. There was no warrant agent for the August 2008 warrants.

November 2009 Broker Warrants

We issued 2,152,000 broker warrants to purchase common shares to the agents for a private placement completed on November 27, 2009.  Each broker warrant represents the right to acquire one of our common shares at an exercise price of $0.08. These broker warrants will expire on May 27, 2011.

The exercise price and number of common shares issuable on exercise of the broker warrants may be adjusted in certain circumstances, including in the event of a share reorganization, stock dividend, a capital reorganization, a consolidation, merger, arrangement or amalgamation of the Company with another entity, or a sale of all or substantially all the Company’s assets.

The broker warrant holders do not have the rights or privileges of holders of common shares or any voting rights until they exercise their broker warrants and receive common shares. After the issuance of common shares upon exercise of the broker warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Three-Year History of Securities Issuances

Common Shares

We issued 28,538,889 common shares pursuant to a rights offering completed on August 7, 2008. We issued 41,000,000 common shares to accredited investors pursuant to a private placement on November 27, 2009.  During the three years ended December 31, 2009, we issued a total of 17,735,883 common shares at a weighted average price of $0.12 per common share as payment of interest on secured convertible debentures (which were repurchased on June 19, 2009). We have not issued any common shares pursuant to the exercise of options issued to directors, officers and employees under our 1993 and 2003 Stock Option Plans.

Warrants to Purchase Common Shares

We issued 14,269,444 warrants to purchase common shares pursuant to a rights offering completed on August 7, 2008.  Each warrant represents the right to acquire one of our common shares at an exercise price of $0.18. These warrants will expire on August 7, 2010. We issued 20,499,996 warrants to purchase common shares to accredited investors pursuant to a private placement completed on November 27, 2009.  The agents for the private placement received 2,152,000 broker warrants to purchase common shares. Each warrant and broker warrant represents the right to acquire one of our common shares at an exercise price of $0.08. These warrants and broker warrants will expire on May 27, 2011.

Options to Purchase Common Shares

We have issued to our directors, officers and employees and contractors options to purchase 20,540,041 of our common shares pursuant to our 1993 and 2003 Stock Option Plans.  Details of these options are included under the heading “Summary of Compensation” in our Annual Report on Form 20-F for the fiscal year ended May 31, 2009, which is incorporated by reference into this prospectus.

Registration Rights

We have entered into a registration rights agreement with High Tech Beteiligungen GmbH & Co. KG, dated as of August 30, 2006. Under the terms of the registration rights agreement, High Tech has both demand and piggy-back registration rights with respect to the common shares it purchased from us effective August 30, 2006.

Under the demand registration rights, High Tech may request that we file a Canadian prospectus under Canadian securities legislation or a registration statement under the Securities Act of 1933 to register the resale of all or part of its registrable securities. High Tech may only request that we file a total of five Canadian prospectuses and registration statements.

Under the piggyback registration rights, if we propose to register any offering of our securities under the Securities Act of 1933 or Canadian securities legislation in connection with an underwritten offering, then we must give High Tech five trading days written notice prior to the date of the filing of the registration statement and offer to include the registrable securities in the offering. High Tech has 15 days after receiving the notice to request that we include the registrable securities.

If the managing underwriter or underwriters of any proposed underwritten offering informs us and High Tech in writing that the securities to be offered in the underwritten offering exceed the number that can be sold in the offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then there may be limits imposed on the number of registrable securities permitted to be included by High Tech in the offering.

The registrable securities cease to be registrable securities on the earliest to occur of:

•	the first day that High Tech no longer owns any registrable securities;

•	with respect to a registration under the Securities Act of 1933, the first day on which High Tech may sell all of its registrable securities in one transaction pursuant to Rule 144;

•	with respect to a registration in Canada, the first day on which High Tech owns less than 10% of our outstanding common shares; and

•	June 30, 2012.

DESCRIPTION OF WARRANTS

Each purchaser of units will receive, for each unit purchased, one of our common shares and  one half of one common share purchase warrant. Each whole warrant will entitle the holder to purchase one of our common shares at any time following the date of the closing of the offering until 5:00 p.m. (Eastern time) on the date that is five years following the closing of the offering. The initial exercise price per common share is US$          , representing 125% of the unit offering price. Effective           , 2011, the first anniversary of the closing date of the offering, the exercise price will be US$          , representing 130% of the unit offering price. Effective           , 2012, the second anniversary of the closing date of the offering, the exercise price will be US$          , representing 135% of the unit offering price. Effective           , 2013, the third anniversary of the closing date of the offering, the exercise price will be US$          , representing 140% of the unit offering price. Effective           , 2014, the fourth anniversary of the closing date of the offering, the exercise price will be US$          , representing 145% of the unit offering price. The exercise price is subject to adjustment as summarized below. If at any time following           , 2011, the first anniversary of the closing date of the offering, the closing price of our common shares on the principal market upon which our common shares are listed or traded has equaled or exceeded US$          , representing 225% of offering price, for five consecutive trading days, we may, within five business days of such fifth consecutive trading day, call the warrants for cancellation by giving not less than 30 days notice to the holders of such cancellation. The warrants will continue to be exercisable following the notice of cancellation until the date of cancellation.

There is no market through which the warrants may be sold and purchasers may not be able to resell the warrants purchased in the offering. This may affect the pricing of the warrants in the secondary market, the transparency and availability of trading prices, the liquidity of such warrants, and the extent of issuer regulation.

Certificates representing the warrants forming part of the units will be issued on the closing of the offering. The rights evidenced by the warrants may be exercised by the holder by providing to us at 2 Meridian Road, Toronto Ontario, M9W 4Z7 the certificate representing the warrants and a duly completed notice of exercise together with payment of the exercise price in accordance with the terms of the warrants.

The terms of the warrants will provide for adjustment in the number of common shares issuable upon exercise and/or the exercise price per common share upon the occurrence of certain events, including:

•	payment of a stock dividend or making of a distribution or distributions on our common shares or any other equity or equity equivalent securities payable in our common shares;

•	subdivision of our outstanding common shares into a larger number of shares;

•	combining (including by way of reverse stock split) our outstanding common shares into a smaller number of shares; or

•	issuing by reclassification of our common shares any shares of the Company;

(any of such events in the previous four bullet points above being called a “common share reorganization”)

•
the issuance to all or substantially all of the holders of our common shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase common shares (or securities convertible into or exchangeable for common shares) at a price per share (or having a conversion or exchange price per share) which is less than 95% of the “current market price”, as defined in each certificate representing warrants, for our common shares on such record date (any such event being called a “Rights offering”); and

•
the distribution to all shareholders of evidences of indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than common shares.

Each certificate representing the warrants will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the warrants and/or exercise price per security in the event of the following additional events:

•	we consolidate or merge with or into another person;

•	we sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets to another person;

•	we allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of our outstanding common shares;

•
we consummate a stock purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby the other person acquires more than the 50% of our outstanding common shares;

•	we reorganize, recapitalize or reclassify our common shares; or

•	any person or group becomes the beneficial owner, directly or indirectly, of 50% of the aggregate voting power represented by issued and outstanding common shares.

No adjustment to the exercise price or the number of warrant shares will be required to be made unless the cumulative effect of the such adjustment or adjustments would result in a change of at least 1% in the prevailing exercise price or a change in the number of common shares purchasable upon exercise by at least one common share, as the case may be.

We will also covenant that, during the period in which the warrants are exercisable, we will give notice to each registered holder of stated events, including events that would result in an adjustment to the exercise price for the warrants or the number of common shares issuable upon exercise of the warrants, at least seven days prior to the record date or effective date, as the case may be, of the event.

No fractional common shares will be issuable upon the exercise of any warrants.  Warrantholders will not have any voting or pre-emptive rights or any other rights that a holder of common shares would have.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of units acquired pursuant to this prospectus, the acquisition, ownership, and disposition of common shares acquired as part of the units, the exercise, disposition, and lapse of common share purchase warrants acquired as part of the Units, and the acquisition, ownership, and disposition of common shares received on exercise of the warrants.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition of units pursuant to this prospectus.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty.    Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  Each U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local tax, and foreign tax consequences relating to the acquisition, ownership and disposition of units, common shares, warrants, and common shares issued on exercise of the warrants.

No ruling from the Internal Revenue Service has been requested, or will be obtained, regarding the US. federal income tax considerations applicable to U.S. Holders as discussed in this summary.  This summary is not binding on the Internal Revenue Service, and the Internal Revenue Service is not precluded from taking a position that is different from, and contrary to, the considerations discussed in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the Internal Revenue Service and the U.S. courts could disagree with one or more of the considerations discussed in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended, (referred to in this prospectus as the Code), Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder,  published rulings of the Internal Revenue Service, published administrative positions of the Internal Revenue Service, U.S. court decisions and the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (referred to in this prospectus as the U.S.-Canada Tax Convention), that are applicable and, in each case, as in effect and available, as of the date of this prospectus.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis or prospective basis which could affect the U.S. federal income tax considerations described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants, acquired pursuant to this prospectus that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants, that is not a U.S. Holder.  This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from or relating to the acquisition, ownership, and disposition of units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants.  Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local tax, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, without limitation:  (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants, as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants, in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants, other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) U.S. Holders that are partnerships and other pass-through entities (and investors in such partnerships and entities); or (i) U.S. Holders that own or have owned  (directly, indirectly, or by attribution) 10% or more of the total combined voting power of our outstanding shares.  This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are (a) U.S. expatriates or former long-term residents of the U.S. subject to Section 877 of the Code, (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Canadian Tax Act (as defined below); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants, in connection with carrying on a business in Canada; (d) persons whose units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants, constitute “taxable Canadian property” under the Canadian Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the U.S.-Canada Tax Convention.  U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local tax, and foreign tax consequences relating to the acquisition, ownership and disposition of units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners.  Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants.

Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants.  Each U.S. Holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax and foreign tax consequences of the acquisition, ownership and disposition of units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants.

U.S. Federal Income Tax Consequences of the Acquisition of Units

For U.S. federal income tax purposes, the acquisition by a U.S. Holder of a unit will be treated as the acquisition of an “investment unit” consisting of two components:  a component consisting of one common share and a component consisting of  one half of one warrant.  The purchase price for each unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the U.S. Holder.  This allocation of the purchase price for each unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the common share and  one half of one warrant that comprise each unit.

For this purpose, we will allocate $          of the purchase price for the unit to the common share and $          of the purchase price for each unit to the  one half of one warrant.  However, the Internal Revenue Service will not be bound by our allocation of the purchase price for the units, and, therefore, the Internal Revenue Service or a U.S. court may not respect the allocation set forth above.  Each U.S. Holder should consult its own tax advisors regarding the allocation of the purchase price for the units.

Passive Foreign Investment Company Rules

If we are considered a “passive foreign investment company” under the meaning of Section 1297 of the Code (referred to in this prospectus as a PFIC) at any time during a U.S. Holder’s holding period, the following sections generally will describe the U.S. federal income tax consequences to U.S. Holder’s of the acquisition, ownership, and disposition of units, common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants. Under the recently enacted Hiring Incentives to Restore Employment Act, each United States person who is a shareholder of a PFIC is required to file an annual report with the Internal Revenue Service, which filing would be in addition to any other information reporting requirements described in the section entitled “Information Reporting; Backup Withholding Tax.”

Our PFIC Status

We generally will be a PFIC if, for any tax year, (a) 75% or more of our gross income for such tax year is passive income or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets.  “Gross income” generally means all revenues less the cost of goods sold, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.  Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of its trade or business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

For purposes of the PFIC income test and asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by us from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, under certain attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate share of any of our subsidiaries which is also a PFIC (referred to in this prospectus as a Subsidiary PFIC), and will be subject to U.S. federal income tax on their proportionate share of any (i) a distribution on the shares of a Subsidiary PFIC and (ii) a disposition or deemed disposition of common shares comprising a portion of the units of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.

We believe that we were classified, and certain of our subsidiaries were classified, as PFICs during our tax year which ended May 31, 2009, and based on current business plans and financial expectations, we believe that we, and certain of our subsidiaries, may be PFICs for the current and future taxable years.  The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this prospectus.  Accordingly, there can be no assurance that the Internal Revenue Service will not challenge any determination made by us (or a Subsidiary PFIC) concerning PFIC status or that the we (and any Subsidiary PFIC) were not, or will not be, a PFIC for any tax year.  Each U.S. Holder should consult its own tax advisors regarding our PFIC status and the PFIC status of any of our subsidiaries.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the purchase of units and the acquisition, ownership, and disposition of common shares comprising part of the units, warrants comprising part of the units, and common shares issued on exercise of the warrants will depend on whether such U.S. Holder makes an election to treat us (and/or a Subsidiary PFIC) as a “qualified electing fund,” or “QEF,” under Section 1295 of the Code (referred to in this prospectus as a QEF Election) or makes a mark-to-market election under Section 1296 of the Code (referred to in this prospectus as a Mark-to-Market Election) with respect to common shares comprising part of the units, or common shares issued on exercise of the warrants.  A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this prospectus as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of common shares comprising part of the units, warrants comprising part of the units, and common shares issued on exercise of the warrants and (b) any excess distribution received on the common shares comprising part of the units, and common shares issued on exercise of the warrants.  A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the common shares comprising part of the units, and common shares issued on exercise of the warrants, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares comprising part of the units, warrants comprising part of the units, and common shares issued on exercise of the warrants of a PFIC (including an indirect disposition of common shares comprising part of the units of a Subsidiary PFIC), and any excess distribution received on such common shares comprising part of the units, and common shares issued on exercise of the warrants (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the common shares comprising part of the units, and common shares issued on exercise of the warrants.  The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income.  The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year.  A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If we are a PFIC for any tax year during which a Non-Electing U.S. Holder holds common shares comprising part of the units, warrants comprising part of the units, or common shares issued on exercise of the warrants, we will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent tax years.  If we cease to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to common shares comprising part of the units, and common shares issued on exercise of the warrants by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares comprising part of the units, and common shares issued on exercise of the warrants were sold on the last day of the last tax year for which we were a PFIC.  No such election, however, may be made with respect to warrants.

Under proposed Treasury Regulations, if a U.S. holder has an option, warrant or other right to acquire stock of a PFIC (such as the units or the warrants offered pursuant to this prospectus), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code.  Under rules described below, the holding period for the common shares issued on exercise of the warrants will begin on the date a U.S. Holder acquires the units.  This will impact the availability of the QEF Election and Mark-to-Market Election with respect to the common shares issued on exercise of the warrants.  Thus, a U.S. Holder will have to account for the common shares issued on exercise of the warrants and the common shares comprising part of the units under the PFIC rules and the applicable elections differently.  See the discussion below under “QEF Election” and under “Market-to-Market Election.”

QEF Election

A U.S. Holder that makes a QEF Election for the first tax year in which its holding period of its common shares comprising part of the units begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares comprising part of the units.  However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder.  Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain.  A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us.  However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election generally would not have any income inclusions as a result of the QEF Election.  If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge.  If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from us to the extent that such distribution represents our “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Unit Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.  In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares comprising part of the units.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is “timely.”  A QEF Election will be treated as timely if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Unit Shares in which  we were a PFIC.  A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the Internal Revenue Service consents to revocation of such QEF Election.  If a U.S. Holder makes a QEF Election, and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC.  Accordingly, if we become a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualify as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. holder has an option, warrant or other right to acquire stock of a PFIC (such as the units or the warrants offered pursuant to this prospectus), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code.  However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right or to acquire PFIC stock.  In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, if a U.S. Holder of common shares comprising part of the units makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to common shares issued on exercise of the warrants, and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s common shares issued on exercise of the warrants.  However, a U.S. Holder of common shares issued on exercise of the warrants should be eligible to make a timely QEF Election if such U.S. Holder elects in the tax year in which such common shares issued on exercise of the warrants are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares issued on exercise of the warrants were sold for fair market value on the date such U.S. Holder acquired them.  In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above.  Each U.S. Holder should consult its own tax advisors regarding the application of the PFIC rules to the units, common shares comprising part of the units, warrants comprising part of the units, and common shares issued on exercise of the warrants.

We will make available to U.S. Holders, upon their written request, timely and accurate information as to our status as a PFIC and the PFIC status of any subsidiary in which the we own more than 50% of such subsidiary’s total aggregate voting power and, for each year in which we are a PFIC, we will use commercially reasonable efforts to provide to a U.S. Holder information and documentation that a U.S. Holder making a QEF Election is required to obtain for U.S. federal income tax purposes.  We may elect to provide such information on our Web site (http://www.lorusthera.com).  Because we may not acquire or own more than 50% of the aggregate voting power of one or more Subsidiary PFICs, U.S. Holders should be aware that, with respect to any Subsidiary PFIC, there can be no assurance that we will satisfy record keeping requirements that apply to a QEF, or that we will supply U.S. Holders with information that such U.S. Holders require in order to report under the QEF rules, in the event that we are a PFIC and a U.S. Holder wishes to make a QEF Election with respect to such Subsidiary PFIC.  With respect to Subsidiary PFICs for which we do not obtain the required information, U.S. Holders will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions.  Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to us and any Subsidiary PFIC.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the common shares comprising part of the units, and common shares issued on exercise of the warrants are “marketable stock.”  The common shares comprising part of the units, and common shares issued on exercise of the warrants generally will be “marketable stock” if the common shares comprising part of the units, and common shares issued on exercise of the warrants are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks.  If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares comprising part of the units generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares comprising part of the units.  However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the common shares comprising part of the units, or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares comprising part of the units.

Any Mark-to-Market Election made by a U.S. Holder for the common shares comprising part of the units will also apply to such U.S. Holder’s common shares issued on exercise of the warrants.  As a result, if a Market-to-Market Election has been made by a U.S. Holder with respect to common shares comprising part of the units, any common shares issued on exercise of the warrants received will automatically be marked-to-market in the year of exercise.  Because a U.S. Holder’s holding period for common shares issued on exercise of the warrants includes the period during which such U.S. Holder held the warrants, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its common shares issued on exercise of the warrants after the beginning of such U.S. Holder’s holding period for the common shares issued on exercise of the warrants unless the common shares issued on exercise of the warrants are acquired in the same tax year as the year in which the U.S. Holder acquired its units.  Consequently, the default rules under Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which common shares issued on exercise of the warrants are received.  However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares comprising part of the units and any common shares issued on exercise of the warrants, as of the close of such tax year over (b) such U.S. Holder’s tax basis in the common shares comprising part of the units and any common shares issued on exercise of the warrants.  A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the common shares comprising part of the units and any common shares issued on exercise of the warrants, over (ii) the fair market value of such common shares comprising part of the units and any common shares issued on exercise of the warrants (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the common shares comprising part of the units and the common shares issued on exercise of the warrants to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election.  In addition, upon a sale or other taxable disposition of common shares comprising part of the units and the common shares issued on exercise of the warrants, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares comprising part of the units and the common shares issued on exercise of the warrants cease to be “marketable stock” or the Internal Revenue Service consents to revocation of such election.  Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares comprising part of the units and the common shares issued on exercise of the warrants, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable.  Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the Internal Revenue Service has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares comprising part of the units and the common shares issued on exercise of the warrants that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations).  However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares comprising part of the units, warrants and the common shares issued on exercise of the warrants are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election.  For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares comprising part of the units, warrants or the common shares issued on exercise of the warrants as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares comprising part of the units, warrants or the common shares issued on exercise of the warrants.

In addition, a U.S. Holder who acquires common shares comprising part of the units, warrants or the common shares issued on exercise of the warrants from a decedent will not receive a “step up” in tax basis of such common shares comprising part of the units, warrants or the common shares issued on exercise of the warrants to fair market value.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.  Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC generally are eligible for the foreign tax credit.  The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares comprising part of the units, warrants and the common shares issued on exercise of the warrants.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a warrant and related receipt of a common share issued on exercise of the warrant (unless cash is received in lieu of the issuance of a fractional common share issued on exercise of the warrant).  A U.S. Holder’s initial tax basis in the common share received on the exercise of a warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such warrant.  If, as anticipated, we are a PFIC, a U.S. Holder’s holding period for the common share issued on exercise of the warrant should begin on the date on which such U.S. Holder acquired its units.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the warrant sold or otherwise disposed of.  As noted below under “Disposition of Common Shares Comprising Part of Units and Common Shares Issued on Exercise of Warrants”, such gain or loss generally will be treated as “U.S. source” for purposes of the U.S. foreign tax credit calculations.  Any gain generally will be subject to the rules of Section 1291 of the Code, as discussed above.  Any such loss generally will be a capital loss and will be long-term capital loss if the warrant is held for more than one year.

Expiration or Cancellation of Warrants Without Exercise

Subject to the PFIC rules discussed above, upon the lapse or expiration of a warrant or on cancellation by the Company as described under "Description of Warrants," a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant.  Any such loss generally will be a capital loss and will be long-term capital loss if the warrants are held for more than one year.  Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders).  (See more detailed discussion of the rules applicable to distributions made by us at “U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares Comprising Part of Units and Common Shares Issued on Exercise of Warrants - Distributions on Common Shares Comprising Part of Units and Common Shares Issued on Exercise of Warrants” below).

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Common Shares Comprising Part of Units and Common Shares Issued on Exercise of Warrants

If we are not treated as a PFIC with respect to a U.S. Holder, and with respect to any U.S. Holder that has recognized unrealized gain as of the last day of the taxable year in which we are a PFIC and we are no longer a PFIC in the current taxable year, or with respect to any U.S. Holder that made a timely QEF election and we are no longer a PFIC in the current taxable year, the U.S. Holder generally will not be subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”  Instead, the U.S. Holder will have the tax consequences described below.

Distributions on Common Shares Comprising Part of Units and Common Shares Issued on Exercise of Warrants

Subject to the PFIC rules discussed above, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share comprising part of a unit and a common share issued on exercise of a warrant will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current or accumulated “earnings and profits”, as computed for U.S. federal income tax purposes.  A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates.  To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common shares comprising part of the units and common shares issued on exercise of the warrants and thereafter as gain from the sale or exchange of such common shares comprising part of the units and common shares issued on exercise of the warrants.  (See “ Sale or Other Taxable Disposition of Common Shares Comprising Part of Units and/or Common Shares Issued on Exercise of Warrants” below).  However, we may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by us with respect to the common shares comprising part of the units or common shares issued on exercise of the warrants will constitute ordinary dividend income.  Dividends received on common shares comprising part of the units or common shares issued on exercise of the warrants generally will not be eligible for the “dividends received deduction”.   In addition, we anticipate that our distributions will not be eligible for the preferential tax rates applicable to long-term capital gains and generally will be taxed at ordinary income tax rates.  The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares Comprising Part of Units and/or Common Shares Issued on Exercise of Warrants

Subject to the PFIC rules discussed above, upon the sale or other taxable disposition of common shares comprising part of the units or common shares issued on exercise of the warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received and (ii) such U.S. Holder’s tax basis in such common shares comprising part of the units or common shares issued on exercise of the warrants sold or otherwise disposed of.  Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares comprising part of the units or common shares issued on exercise of the warrants have been held for more than one year.

Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of common shares comprising part of the units or common shares issued on exercise of the warrants generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is resourced as “foreign source” under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as “foreign source.”  (See more detailed discussion at “Foreign Tax Credit” below).

Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust.  There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency or on the sale, exchange or other taxable disposition of common shares comprising part of the units, warrants or common shares issued on exercise of the warrants generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.  Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares comprising part of the units and common shares issued on exercise of the warrants generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid.   Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a tax year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  In addition, this limitation is calculated separately with respect to specific categories of income.  Dividends paid by us generally will constitute “foreign source” income and generally will be categorized as “passive category income.”   The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisors regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  Penalties for failure to file certain of these information returns are substantial.  U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, any Mark-to-Market Elections or QEF Elections.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the common shares comprising part of the units and common shares issued on exercise of the warrants generally may be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the Internal Revenue Service that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the Internal Revenue Service has not notified such U.S. Holder that it is subject to backup withholding tax.  However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules.  Any amounts withheld under the U.S. backup withholding tax rules generally will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the Internal Revenue Service in a timely manner.  Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding tax rules.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief description of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (referred to in this prospectus as the Canadian Tax Act), as of the date of this prospectus, generally applicable to a person of acquiring, holding and disposing of our common shares and warrants where, at all relevant times for purposes of the Canadian Tax Act and any applicable income tax treaty or convention, such holder (i) holds its common shares and warrants as capital property, (ii) deals at arm’s length and is not affiliated with us, (iii) is not resident, nor deemed to be resident, in Canada, and (iv) does not use or hold and is not deemed to use or hold common shares or warrants in connection with carrying on a business in Canada (referred to in this prospectus as a Non-Canadian Holder).

Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on business in Canada and elsewhere or an authorized foreign bank. Such holders should consult their own tax advisors. This summary does not apply in respect of a disposition of common shares to Lorus and assumes that, at all relevant times, Lorus will be a resident of Canada for purposes of the Canadian Tax Act and the common shares will be listed on the Toronto Stock Exchange.

For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of common shares and warrants, including dividends, adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars as determined in accordance with the rules in the Canadian Tax Act.

This summary is based on the provisions of the Canadian Tax Act and the regulations thereunder (referred to in this prospectus as the Regulations) in force on the date of this prospectus and the current administrative policies and practices of the Canada Revenue published in writing by the Canada Revenue Agency prior to the date of this prospectus. This summary takes into account all specific proposals to amend the Canadian Tax Act and the Regulations which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus (referred to in this prospectus as the Proposed Amendments) and assumes that all such Proposed Amendments will be enacted in their present form. No assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in the administrative policies and practices of the Canada Revenue Agency.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Non-Canadian Holder. This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to a Non-Canadian Holder in respect of its common shares and warrants. The income or other tax consequences will vary depending on a Non-Canadian Holder’s particular circumstances, including the country or other jurisdiction in which such holder resides or carries on business. This summary does not take into account provincial, territorial or foreign income tax legislation or considerations which may differ materially from those described herein.

Non-Canadian Holders should consult their own legal and tax advisors with respect to the tax consequences to them having regard to their particular circumstances.

Acquisition of Common Shares and Warrants

Common shares and warrants comprising units that are acquired by a Non-Canadian Holder will generally have a cost to such holder equal to the unit subscription price paid.  This cost must be allocated by the Non-Canadian Holder between the common shares and the warrants on a reasonable basis.  The adjusted cost base of each common share held by a Non-Canadian Holder will be averaged with the adjusted cost base of each other common share held by such holder. Non-Canadian Holders should refer to Lorus’ allocation of the purchase price between the common shares and the warrants, as described herein under “Certain U.S. Federal Income Tax Considerations - U.S. Federal Income Tax Consequences of the Acquisition of Units”.  Such allocation is not binding on the Canada Revenue Agency and each Non-Canadian Holder should consult its own tax advisors regarding the allocation of the purchase price for the units.

Dividends on the Common Shares

Dividends paid or credited, or deemed to be paid or credited, on the common shares to a Non-Canadian Holder will be subject to withholding tax under the Canadian Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable tax treaty or convention.

For example, under the U.S.-Canada Tax Convention the withholding tax rate is generally reduced to 15% in respect of a dividend paid to a person who is the beneficial owner of the dividend and who is resident in the United States for purposes of the U.S.-Canada Tax Convention. Where a Non-Canadian Holder is a fiscally transparent entity within the meaning of the U.S.-Canada Tax Convention (for example, a United States limited liability company that is disregarded for United States tax purposes) a reduced rate of withholding tax may be available based on a look-through approach described under the U.S.-Canada Tax Convention. Subject to certain detailed rules in the U.S.-Canada Tax Convention, the benefits of the U.S.-Canada Tax Convention (such as reduced rates of withholding tax) are only available to qualifying persons (the “LOB constraints”), as defined in the U.S.-Canada Tax Convention.  A “qualifying person” for this purpose generally includes a person which is a resident of the United States for purposes of the U.S.-Canada Tax Convention which is a natural person or a company whose principal and other classes of shares are listed and primarily and regularly traded on a recognized stock exchange. Non-Canadian Holders seeking to rely on the U.S.-Canada Tax Convention should consult their tax advisors concerning the applicability of tax treaty benefits and the LOB constraints, having regard to their particular circumstances.  Under the U.S.-Canada Tax Convention, a dividend paid to certain tax-exempt entities that are resident in the United States may be exempt from Canadian withholding tax levied in respect of dividends paid on the common shares. Such tax-exempt entities should consult their own tax advisors.

A Non-Canadian Holder should consult its own tax advisors regarding its ability to claim foreign tax credits with respect to any Canadian withholding tax.

Exercise of Warrants

The exercise of warrants will not constitute a disposition of property for purposes of the Canadian Tax Act and, consequently, no gain or loss will be realized by a Non-Canadian Holder upon the exercise of warrants.  Common shares acquired by a Non-Canadian Holder upon the exercise of warrants will have a cost to the Non-Canadian Holder equal to the aggregate of the exercise price and the adjusted cost base to the Non-Canadian Holder of the exercised warrants.  The adjusted cost base of each common share held by a Non-Canadian Holder will be averaged with the adjusted cost base of each other common share held by the Non-Canadian Holder.

Disposition of Common Shares

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of its common shares, unless the common shares constitute or are deemed to constitute “taxable Canadian property” (as defined in the Canadian Tax Act) to such holder and the Non-Canadian Holder is not entitled to relief under the terms of any applicable tax treaty.

In general, provided the common shares are listed on a “designated stock exchange” (which currently includes the Toronto Stock Exchange), the common shares will only constitute “taxable Canadian property” of a Non-Canadian Holder where at any time within the 60-month period preceding the disposition: (i) such Non-Canadian Holder has, either alone or in combination with persons with whom the holder does not deal at arm's length, owned (or had an option to acquire) 25% or more of the issued shares of any class or series of our capital stock, and (ii) more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of (A) real or immovable property situated in Canada, (B) Canadian resource properties, (C) timber resource properties, and (D) options in respect of, or interests in, or for civil law rights in, property described in any of subparagraphs (ii)(A) to (C), whether or not the property exists. However, and despite the foregoing, in certain circumstances the common shares may be deemed to be “taxable Canadian property” under the Canadian Tax Act.

Subject to an exemption pursuant to an applicable tax treaty or convention, a Non-Canadian Holder will be subject to tax under the Canadian Tax Act in respect of a capital gain realized on the disposition of the common shares where the common shares are “taxable Canadian property”.  Such Non-Canadian Holder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition for such common shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such common shares to the Non-Canadian Holder. A Non-Canadian Holder will be required to include one-half of the amount of any resulting capital gain (a “taxable capital gain”) in income, and will be required to deduct one-half of the amount of any resulting capital loss (an “allowable capital loss”) against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding years, or carried forward and deducted in any following year, against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Canadian Tax Act.

Under the U.S.-Canada Tax Convention, a person who is resident in the United States for purposes of the United States Convention who realizes a capital gain on a disposition of shares which do not derive their value principally from real property situated in Canada is generally exempt from tax in respect of the capital gain under the Canadian Tax Act. These provisions are subject to the LOB constraints (described above). Non-Canadian Holders to whom the common shares constitute “taxable Canadian property” should consult their own tax advisors.

Disposition or Expiry of Warrants

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of a warrant, unless the warrant constitutes or is deemed to constitute “taxable Canadian property” (as defined in the Canadian Tax Act) to such holder and the Non-Canadian Holder is not entitled to relief under the terms of any applicable tax treaty.  A warrant will generally constitute “taxable Canadian property” where the underlying common shares represent “taxable Canadian property”, as described above.  Refer to the above description of the treatment of capital gains in respect of property which constitutes “taxable Canadian property”.

Upon the expiry of an unexercised warrant, a Non-Canadian Holder will realize a capital loss equal to the adjusted cost base of the warrant to such holder.  Refer to the above description of the treatment of capital losses.

MATERIAL CONTRACTS

Other than the agreements described under the heading “Additional Information - Material Contracts” in our Annual Report on Form 20-F for the fiscal year ended May 31, 2009, which is incorporated by reference into this prospectus, we have not, in the two years preceding the date of this prospectus, entered into any material contracts other than contracts in the ordinary course of business.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares. We currently intend to retain our future earnings, if any, for future growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board or directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant.

EXPERTS

KPMG LLP, independent registered public accounting firm, has audited our consolidated financial statements as at May 31, 2009 and 2008 and for each of the years in the three-year period ended May 31, 2009, as set forth in their report thereon appearing in our Annual Report on Form 20-F for the year ended May 31, 2009, incorporated by reference herein.  We have incorporated by reference our consolidated financial statements in this prospectus in reliance on KPMG LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to Canadian law and with respect to the validity of the common shares and warrants comprising the units will be passed upon for us by McCarthy Tétrault LLP, Toronto, Ontario, Canada. Certain legal matters with respect to United States law will be passed upon for us by Dorsey & Whitney LLP, Vancouver, British Columbia, Canada and Seattle, Washington.

EXPENSES RELATING TO THIS OFFERING

The expenses relating to the registration of the securities registered by the registration statement of which this prospectus forms a part will be borne by us. These expenses are estimated to be as follows:

Securities and Exchange Commission registration fee		$1,323
Toronto Stock Exchange listing fee	$	*
Printing expenses	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Blue Sky and FINRA fees	$	*
Miscellaneous	$	*
Total	$	*

*  To be filed by amendment.
ADDITIONAL INFORMATION

We are subject to the reporting requirements for foreign private issuers under the Securities Exchange Act of 1934, and, in accordance therewith, we file reports and other information with the SEC through its Electronic Document Gathering Retrieval System, which is commonly known by the acronym EDGAR and may be accessed at www.sec.gov. In addition, we are subject to continuous disclosure obligations under Canadian securities laws. Therefore, we file disclosure documents, reports, statements and other information with the securities commissions or similar regulatory authorities in Canada. We make our filings on the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR and which may be accessed at www.sedar.com. SEDAR is the Canadian equivalent of EDGAR. In addition, our documents may be viewed at our head office located at 2 Meridian Road Toronto, Ontario, Canada M9W 4Z7.

We have filed with the SEC a registration statement on Form F-1 under the Securities Act of 1933, with respect to the offer and sale of our common shares pursuant to this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement or the exhibits and schedules to the registration statement, and you should refer to the complete registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and the summary statements are qualified in their entirety by reference to the complete document filed as an exhibit. The registration statement and its exhibits, and the reports and other information we have filed with the SEC under the Securities Exchange Act of 1934, may be inspected and copied by the public at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Our filings are also available electronically from EDGAR, as well as from commercial document retrieval services.

We are a “foreign private issuer” as defined in the Securities Exchange Act of 1934. Therefore, notwithstanding the fact that we may be required to file reports and other information with the SEC, we are exempt from some disclosure and procedural requirements of the Securities Exchange Act of 1934 related to proxy solicitations. Our officers, directors and principal shareholders are also exempt from the insider reporting and “short swing” profits recovery provisions contained in Section 16 of the Securities Exchange Act of 1934 and the related rules and regulations.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC  allows us to “incorporate by reference” into this prospectus the information we file with, and furnish to, it, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file or furnish with SEC after the date of this prospectus may update and supersede the information in this prospectus, as indicated in that filing. We hereby incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended May 31, 2009, filed with the SEC on November 30, 2009;

•
our Interim Financial Statements and Management’s Discussion and Analysis for the three and six months ended November 30, 2009, included as Exhibits 99.2 and 99.3 to the Report of Foreign Issuer on Form 6-K, furnished to the SEC on January 14, 2010; and

•
our Supplementary Information: Reconciliation of Canadian and United States Generally Accepted Accounting Principles for the three and six months ended November 30, 2009, included as Exhibit 99.1 to the Report of Foreign Issuer on Form 6-K furnished to the SEC on March 30, 2010.

This prospectus may contain information that updates or modifies information in one or more of the documents incorporated by reference in this prospectus.

You may request a paper copy of our  SEC filings, at no cost, by writing to or telephoning us at the following address:

Elizabeth Williams, Director of Finance
Tel: (416) 798-1200, Extension 372
Fax: 416 798-2200
E-mail: ewilliams@lorusthera.com
Address: 2 Meridian Road, Toronto, Ontario M9W 4Z7

These reports may also be obtained on our website at www.lorusthera.com. We have included our website address only as an inactive textual reference and none of the information on our website is a part of this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Canada. Many of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised by our Canadian counsel, McCarthy Tétrault LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws or the securities or “blue sky” laws of any state within the United States, would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. Not withstanding this,  we  have also been advised by McCarthy Tétrault LLP, that there is doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), the registrant may indemnify its current or former directors or officers or another individual who acts or acted at the registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the registrant or another entity. The CBCA also provides that the registrant may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless the individual:

•
acted honestly and in good faith with a view to the registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the registrant’s request;

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful; and

•	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The registrant’s by-law No. 2 provides that the registrant will indemnify its directors or officers, former directors or officers or other individuals who act or have acted at the registrant’s request as a director or officer, or in a similar capacity, of another entity, and his or her heirs and legal representatives to the extent permitted by the CBCA.

The registrant’s by-law No. 2 further provides that, except as otherwise required by the CBCA, the registrant may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he or she is or was an employee or agent of the registrant, or is or was serving at the request of the registrant as an employee, agent of or participant in another entity against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of the other entity for which he or she served at the registrant’s request and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the registrant or other entity and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his or her conduct was lawful.

The registrant has entered into indemnity agreements with its directors and certain officers pursuant to which it has agreed to indemnify its officers and directors for:

(a)
all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director and/or officer of the registrant, if (i) they acted honestly and in good faith with a view to the best interests of the registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

(b)
all costs, charges and expenses reasonably incurred by them in connection with any action by or on behalf of the registrant to procure a judgment in the registrant’s favour to which they are made a party by reason of being or having been a director and/or officer of the registrant.

(c)
all costs, charges and expenses reasonably incurred by them in connection with the defense of any civil, criminal or administrative proceeding to which they are made a party by reason of being or having been a director and/or officer of the registrant if they have been substantially successful on the merits in their defense of the action or proceeding and they fulfil the conditions set forth in the two foregoing clauses (a)(i) and (a)(ii) above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.  Recent Sales of Unregistered Securities

Below is information regarding securities sold by us since April 5, 2007 that were not registered under the Securities Act of 1933.

Private Placement of Units

On November 27, 2009, we completed a private placement of 41,000,000 units at a price of $0.06 per unit.  Each unit consisted of one of our common shares and one-half of one common share purchase warrant. Each whole warrant permits the holder to purchase one additional common share at a price of $0.08 per common share, until May 27, 2011. In connection with the private placement, we issued 41,000,000 common shares and 20,499,996 common share purchase warrants, and received gross proceeds of approximately $2.5 million in cash (including $1.0 million originally received by us by way of a loan from one of our directors on October 6, 2009, which was cancelled and the funds applied to subscribe for units as part of the private placement). The units were offered and sold to one accredited investor in the United States pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and in offshore transactions pursuant to the exclusion from registration provided by Rule 903 of Regulation S under the Securities Act of 1933.  In connection with the private placement, we paid to the agents for the private placement a cash commission of $155,000 and issued 2.2 million broker warrants to purchase an equivalent number of our common shares, at a price of $0.08 per common share, until May 27, 2011.  The total costs associated with the transaction, including the fee paid to the agent, were approximately $225,000 plus the broker warrants.

Rights Offering

On June 27, 2008, we filed a short-form prospectus in Canada for a rights offering to our shareholders in Canada and Germany. Under the rights offering, shareholders as of the record date on July 9, 2008 received one right for each common share held as of that date.  Each four rights entitled the shareholder to purchase a unit at a price of $0.13 per unit.  Each unit consisted of one of our common shares and one-half of one common share purchase warrant. Each whole warrant permits the holder to purchase one of our common shares at a price of $0.18 per share, until August 7, 2010.  All unexercised rights expired on August 7, 2008.  In connection with the rights offering, we issued 28,538,889 common shares and 14,269,444 common share purchase warrants, for cash consideration of approximately $3.7 million.  The securities were offered and sold to eligible shareholders of our company pursuant to the exclusion from registration provided by Rule 903 of Regulation S under the Securities Act of 1933. The total costs associated with the transaction were approximately $500,000.

Interest Payments Pursuant to Debentures

Pursuant to the terms of our formerly outstanding $15.0 million aggregate principal amount of secured convertible debentures that we issued in 2004 and 2005, interest was payable monthly in our common shares until our common shares traded at a price of at least $1.00 per share.  The number of common shares required to be issued in payment of interest was determined by the weighted average trading price of our common shares for the 10 trading days immediately preceding the issue of the common shares in respect of a particular interest payment.  During the three years ended December 31, 2009, we issued the following shares in payment of interest on the secured convertible debentures:

Period	Number of shares	Weighted average price
January 1, 2007 to December 31, 2007	4,527,325	$0.235
January 1, 2008 to December 31, 2008	8,604,064	$0.102
January 1, 2009 to December 31, 2009	4,604,494	$0.053

The common shares issued in payment of interest on the debentures were issued pursuant to Rule 903 of Regulation S under the Securities Act of 1933. We repurchased the secured convertible debentures on June 19, 2009, and no common shares have been issued in respect of the secured convertible debentures since that date.

Item 8.  Exhibits and Financial Statement Schedules.

See the Exhibit Index to this Registration Statement.

Item 9.  Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada, on April 6, 2010.

LORUS THERAPEUTICS INC.

By:	/s/ Aiping Young
	Name:	Aiping H. Young
	Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Aiping Young and Elizabeth Williams, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aiping Young		April 6, 2010
Aiping Young	President and Chief Executive Officer (principal executive officer)

/s/ Elizabeth Williams		April 6, 2010
Elizabeth Williams	Director of Finance (Acting Chief Financial Officer) (principal financial and accounting officer)

Denis Burger	Director

/s/ Herbert Abramson		April 6, 2010
Herbert Abramson	Director

/s/ Mark Vincent		April 6, 2010
Mark Vincent	Director

/s/ Jim Wright		April 6, 2010
Jim Wright	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Lorus Therapeutics Inc. in the United States, on April 6, 2010.

PUGLISI & ASSOCIATES

By:	/s/ Greg Lavelle
	Name:	Greg Lavelle
	Title:	Managing Director

EXHIBIT INDEX

Number	Exhibit
1.1###	Form of Placement Agent Agreement
2.6****	Arrangement Agreement dated May 1, 2007, among the Company, Old Lorus, 6707157 Canada Inc., NuChem Pharmaceuticals Inc., GeneSense Technologies Inc. and Pinnacle International Lands Inc.
2.7^
Amendment No. 1 to Arrangement Agreement dated May 14, 2007, among the Company, Old Lorus, 6707157 Canada Inc., NuChem Pharmaceuticals Inc., GeneSense Technologies Inc. and Pinnacle International Lands Inc.

2.8^^
Amendment No. 2 to Arrangement Agreement dated July 4, 2007, among the Company, Old Lorus, 6707157 Canada Inc., NuChem Pharmaceuticals Inc., GeneSense Technologies Inc. and Pinnacle International Lands Inc.

3.1 *	Articles of Incorporation
3.2 *	By-law #2 of Lorus Therapeutics Inc.
4.1###	Form of common share certificate
4.2###	Form of warrant
4.3###	Form of subscription agreement
4.4###	Form of general lock-up agreement
4.5###	Form of lock-up agreement for High Tech Beteiligungen GmbH & Co. KG
4.6###	Form of placement agent warrant
5.1###	Opinion of McCarthy Tétrault LLP regarding validity of the securities offered
8.1###	Opinion of Dorsey & Whitney LLP as to certain United States tax matters
8.2###	Opinion of McCarthy Tétrault LLP as to certain Canadian tax matters (included in Exhibit 5.1)
10.1**	Common Share Purchase Agreement dated as of July 13, 2006 between Lorus and High Tech Beteiligungen GmbH & Co. KG
10.2**	Registration Rights Agreement dated as of August 30, 2006 between Lorus and High Tech Beteiligungen GmbH & Co. KG
10.3**	Common Share Purchase Agreement dated as of July 24, 2006 between Lorus and Technifund Inc.
10.4*****	Warrant Repurchase Agreement dated May 1, 2007 between the Company and The Erin Mills Investment Corporation
10.5*****	Assignment, Novation and Amendment Agreement and Consent dated May 1, 2007 among the Company, Old Lorus, GeneSense Technologies Inc. and The Erin Mills Investment Corporation
10.6^^^	Amendment No. 1 to Assignment, Novation and Amendment Agreement and Consent dated June 28, 2007 among the Company, Old Lorus, GeneSense Technologies Inc. and The Erin Mills Investment Corporation

10.7+	Tangible Business Assets Transfer Agreement dated July 10, 2007 between Old Lorus and GeneSense Technologies Inc.
10.8+	Antisense Patent Transfer Agreement dated July 10, 2007 between the Company and GeneSense Technologies Inc.
10.9+	Virulizin and Small Molecule Patent Assets Transfer Agreement dated July 10, 2007 between Old Lorus and GeneSense Technologies Inc.
10.10+	Prepaid Expenses and Receivables Transfer Agreement dated July 10, 2007 between Old Lorus and GeneSense Technologies Inc.
10.11+	NuChem Pharmaceuticals Inc. common share Purchase Agreement dated July 10, 2007 between Old Lorus and GeneSense Technologies Inc.
10.12+	GeneSense Technologies Inc. common share Purchase Agreement dated July 10, 2007 between Old Lorus and New Lorus
10.13*****	Pinnacle common share purchase agreement dated July 10, 2007 between Old Lorus and 6707157 Canada Inc.
10.14+	Indemnification Agreement dated July 10, 2007 between Old Lorus and the Company
10.15+	Escrow Agreement between 6707157 Canada Inc, the Company and Equity Transfer & Trust Company dated July 10, 2007
10.16+	Amended and Restated Guarantee and Indemnity between GeneSense Technologies Inc. and The Erin Mills Investment Corporation dated July 10, 2007
10.17+	Amended and Restated common share Pledge Agreement between the Company and The Erin Mills Investment Corporation dated July 10, 2007
10.18++++++	Form of Canadian Subscription Agreement used in connection with the November 2009 private placement of units
10.19++++++	Form of Canadian Warrant issued in connection with the November 2009 private placement of units
10.20++++++	Form of United States Subscription Agreement used in connection with the November 2009 private placement of units
10.21++++++	Form of United States Warrant issued in connection with the November 2009 private placement of units
10.22++++++	Promissory note dated October 6, 2009 between the Company and Herbert Abramson
10.23+++++	Warrant Indenture dated June 27, 2008 between the Company and Computershare Trust Company of Canada
10.24+++++	Settlement Agreement dated June 19, 2009 between the Company and The Erin Mills Investment Corporation
10.25+++++	Asset Purchase Agreement dated June 19, 2009 between the Company and The Erin Mills Investment Corporation
10.26+++++	Supply and Services Agreement dated June 19, 2009 between the Company and Erin Mills Biotech Inc.

10.27+++++	Common Share Purchase Agreement regarding sale of Pharma Immune Inc. dated June 19, 2009 between the Company and The Erin Mills Investment Corporation
10.28+++++	Animal Rights License Agreement dated June 19, 2009 between the Company and Erin Mills Biotech Inc.
10.29+++++	Amendment, Assignment, Assumption, Novation and Consent Agreement dated June 19, 2009 among the Company, Zor Pharmaceuticals, LLC, Erin Mills Biotech Inc. and The Erin Mills Investment Corporation
10.30+++	Stock Option Plans
10.31**	Form of Officer and Director Indemnity Agreement
10.32++++	Exclusive License Agreement dated April 8, 2008 between the Company and Zor Pharmaceuticals LLC
10.33++++	Independent Contractor Services Agreement dated April 8, 2008 between the Company and Zor Pharmaceuticals LLC
10.34++++	Limited Liability Company Agreement dated April 8, 2008 between the Company and ZBV I, LLC
21.1 ++++++	List of subsidiaries
23.1	Consent of KPMG LLP
23.2###	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1)
23.3###	Consent of Dorsey & Whitney LLP (included in Exhibit 8.1)
24.1	Powers of Attorney (included on signature page of this Registration Statement).

###	To be filed by amendment

*	Incorporated by reference to Report of Foreign Issuer on Form 6-K, furnished November 19, 2007 (File 0-32001)

**	Incorporated by reference to Annual Report on Form 20-F, filed November 21, 2006 (File 1-32001)

***	Incorporated by reference to Report of Foreign Issuer on Form 6-K, furnished February 10, 2005 (File 1-32001)

****	Incorporated by reference to Report of Foreign Issuer on Form 6-K, furnished May 30, 2007 (File 1-32001)

*****	Incorporated by reference to Report of Foreign Issuer on Form 6-K, furnished November 20, 2007 (File 1-32001)

+	Incorporated by reference to Report of Foreign Issuer on Form 6-K, furnished September 4, 2007 (File 1-32001)

++	Incorporated by reference to Registration Statement on Form 20-FR, filed March 4, 1992 (File 0-19763)

+++	Incorporated by reference to Annual Report on Form 20-F, filed November 30, 2007 (File 1-32001)

++++	Incorporated by reference to Report of Foreign Issuer on Form 6-K, furnished April 21, 2008 (File 1-32001)

+++++	Incorporated by reference to Report of Foreign Issuer on Form 6-K, furnished November 16, 2009 (File 1-32001)

++++++	Incorporated by reference to Annual Report on Form 20-F, filed November 30, 2009 (File 1-32001)

^	Incorporated by reference to Report of Foreign Issuer on Form 6-K, furnished November 19, 2007 (File 1-32001)

^^	Incorporated by reference to Report of Foreign Issuer on Form 6-K, furnished July 10, 2007 (File 1-32001)

^^^	Incorporated by reference to Report of Foreign Issuer on Form 6-K, furnished March 24, 2010 (File 1-32001)